Exhibit 10.1

OFFICE LEASE

by and between

GQ 225 WASHINGTON, LLP,

a Delaware limited liability partnership

as Landlord

and

COLE TAYLOR BANK,

an Illinois banking corporation

as Tenant

Premises:

225 West Washington

Suites 800 and 900

Chicago, Illinois 60606

(continued)

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LIST OF EXHIBITS

Exhibit A-1	Plan Showing Premises
Exhibit A-2	Legal Description of Land
Exhibit B	Work Agreement
Exhibit C	Excluded Expenses
Exhibit D	Janitorial Specifications
Exhibit E	Rules and Regulations
Exhibit F	SNDA Form
Exhibit G	Estoppel Form
Exhibit H	Elevator Lobby Signage
Exhibit I	Pre-Occupancy Expansion Space
Exhibit J	Existing Rights
Exhibit K	Retail Expansion Space
Exhibit L	Retail Expansion Space Signage

OFFICE LEASE

THIS OFFICE LEASE ("Lease") is made as of the              day of January, 2007 ("Date of Lease"), by and between GQ 225 WASHINGTON, LLP, a Delaware limited liability partnership ("Landlord"), and COLE TAYLOR BANK, an Illinois banking corporation ("Tenant").

I. BASIC LEASE PROVISIONS

1.1 Premises. 35,931 Rentable Square Feet known as Suites 800 and 900 and located on the 8th and 9th floors of the Building as outlined on Exhibit A-1 attached hereto and made a part hereof.

1.2 Building. The building located at 225 West Washington, Chicago, Illinois 60606.

1.3 Project. The development known as 225 West Washington, Chicago, Illinois 60606 consisting of the real property and all improvements built thereon, including, without limitation, the Land, Building and Common Area, containing 480,029 Rentable Square Feet.

1.4 Land. The piece or parcel of land which comprises the Project, as more particularly described on Exhibit A-2 attached hereto and made a part hereof, and all rights, easements and appurtenances thereunto belonging or pertaining.

1.5 Common Area. All areas from time to time designated by Landlord for the general and nonexclusive common use or benefit of Tenant, other tenants of the Project, and Landlord, including, without limitation, roadways, entrances and exits, loading areas, landscaped areas, open areas, park areas, service drives, walkways, atriums, courtyards, concourses, ramps, hallways, stairs, washrooms, lobbies, elevators, common trash areas, vending or mail areas, common pipes, conduits, wires and appurtenant equipment within the Building, maintenance and utility rooms and closets, exterior lighting and exterior utility lines.

1.6 Rentable Square Feet (Foot) or Rentable Area. The rentable area within the Project shall mean the sum of the rentable areas on all floors of the Building, which has been computed by measuring the floors in accordance with the BOMA 1996 ANSI Z65.1 standards ("BOMA Standards"). The Rentable Area of the Building, as so computed and for all purposes herein, is Four Hundred Eighty Thousand Twenty Nine (480,029) Rentable Square Feet. On or before thirty (30) days after final execution of this Lease, Landlord shall certify to Tenant that the Rentable Area of the Building is as represented in the previous sentence.

Rentable Area of the Premises has been computed by measuring in accordance with the BOMA Standards. The Rentable Area of the Premises, as so computed and for all purposes herein, is, subject to Tenant's specific right to increase or decrease the size of the Premises pursuant to the terms of this Lease, agreed to be Thirty-Five Thousand Nine Hundred Thirty-One (35,931) Rentable Square Feet. On or before thirty (30) days after final execution of this Lease, Landlord shall certify to Tenant that the Rentable Area of the Premises is as represented in the previous sentence.

L-1

The Rentable Area of the Building and the Rentable Area of the Premises shall not be subject to change as a result of a re-measurement of the Premises or Building. Notwithstanding anything contained herein to the contrary, if Landlord's certification of the Rentable Area of the Building or Rentable Area of the Premises is incorrect, then Basic Rent, Tenant's Proportionate Share and the Tenant Improvement Allowance shall be recalculated based on the correct Rentable Areas.

1.7 Permitted Use. Tenant shall use and occupy the Premises for general office and operations purposes (which may include, without limitation, computer hosting exclusively for Tenant's operations and processing of negotiable instruments and loan payments) and for no other use or purpose, whether primary, ancillary or otherwise. In addition, in the event that Tenant adds retail space to the Premises, as permitted by Article XXX below, Tenant shall use and occupy the retail portion of the Premises for the purposes of operating a financial services center including a retail branch bank, one or more ATM’s and all other lawful uses associated with such businesses. Tenant shall not use or occupy the Premises or permit the use and occupancy of the Premises for any purpose or in any manner which (i) is unlawful or in violation of any applicable legal or governmental requirement, ordinance or rule; (ii) may be dangerous to person or property; (iii) is a change of Tenant's initial use of the Premises (subject to Tenant’s rights pursuant to the second sentence of this Section 1.7) which may invalidate or increase (unless Tenant agrees to pay for any such increase), the amount of premiums for any policy of insurance affecting the Project, or (iv) is a change of Tenant's initial use of the Premises which may create a nuisance or disturb any other tenant of the Project or injure the reputation of the Project.

1.8 Commencement Date. The earlier to occur of (a) the date that is two (2) weeks after substantial completion of the Work (as defined in the Work Agreement attached hereto as Exhibit B (the "Work Letter")) and receipt of a certificate of occupancy for the Premises and (b) the Rent Commencement Date.

1.9 Rent Commencement Date. November 1, 2008. The Rent Commencement Date is subject to extension as provided in Section 1 of the Work Letter.

1.10 Expiration Date. The date that is one hundred eighty (180) months after the Commencement Date; unless, however, such date is not the last day of a calendar month, in which event the Expiration Date shall be the last day of the calendar month in which such date occurs.

1.11 Term. Approximately one hundred eighty (180) months, beginning on the Commencement Date and expiring on the Expiration Date, unless sooner terminated or extended as provided herein.

1.12 Basic Rent. The amount set forth in the following schedule, subject to adjustment as specified in Article IV.

Period	Annual Rate Per RSF	Annual Basic Rent	Monthly Basic Rent
Commencement Date – 10/31/08	$0	$0	$0
11/1/08 – 10/31/09	$16.00	$574,896.00	$47,908.00
11/1/09 – 10/31/10	$16.50	$592,861.50	$49,405.13
11/1/10 – 10/31/11	$17.00	$610,827.00	$50,902.25
11/1/11 – 10/31/12	$17.50	$628,792.50	$52,399.38
11/1/12 – 10/31/13	$18.00	$646.758.00	$53,896.50
11/1/13 – 10/31/14	$18.50	$664,723.50	$55,393.63
11/1/14 – 10/31/15	$19.00	$682.689.00	$56,890.75
11/1/15 – 10/31/16	$19.50	$700,654.50	$58,387.88
11/1/16 – 10/31/17	$20.00	$718,620.00	$59,885.00
11/1/17 – 10/31/18	$20.50	$736,585.50	$61,382.13
11/1/18 – 10/31/19	$21.00	$754,551.00	$62,879.25
11/1/19 – 10/31/20	$21.50	$772,516.50	$64,376.38
11/1/20 – 10/31/21	$22.00	$790,482.00	$65,873.50
11/1/21 – 10/31/22	$22.50	$808,447.50	$67,370.63
11/1/22 – Expiration Date	$23.00	$826,413.00	$68,867.75

1.13 [intentionally omitted].

1.14 [intentionally omitted].

1.15 Calendar Year. For the purpose of this Lease, Calendar Year shall be a period of 12 months commencing on each January 1 during the Term, except that the first Calendar Year shall be that period from and including the Commencement Date through December 31 of that same year, and the last Calendar Year shall be that period from and including the last January 1 of the Term through the earlier of the Expiration Date or date of Lease termination.

1.16 Tenant's Proportionate Share. Tenant's Proportionate Share of the Project is 7.485% (determined by dividing the Rentable Square Feet of the Premises by the Rentable Square Feet of the Project and multiplying the resulting quotient by one hundred and rounding to the third decimal place).

1.17 [intentionally omitted].

1.18 Broker. Golub & Company LLC

1.19 [intentionally omitted].

1.20 [intentionally omitted].

1.21 [intentionally omitted].

1.22 [intentionally omitted].

1.23 Interest Rate. The per annum interest rate listed as the base rate on corporate loans at large U.S. money center commercial banks as published from time to time under "Money Rates" in the Wall Street Journal plus two percent (2%), but in no event greater than the maximum rate permitted by law. In the event the Wall Street Journal ceases to publish such rates, Landlord shall choose, at Landlord's reasonable discretion, a similarly published rate.

1.24 Agents. Officers, partners, directors, employees, agents, licensees, contractors, customers and invitees; to the extent customers and invitees are under the principal's control or direction.

II. PREMISES

2.1 Lease of Premises. In consideration of the agreements contained herein, Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, for the Term and upon the terms and conditions set forth in this Lease. As an appurtenance to the Premises, Tenant shall have the general and nonexclusive right, together with Landlord and the other tenants of the Project, to use the Common Area subject to the terms and conditions of this Lease; provided, however, subject to the terms of Section 11.2 below, except to the extent Landlord's prior written approval is obtained, Landlord excepts and reserves exclusively to itself the use of (i) roofs; (ii) maintenance and utility equipment rooms and closets; and (iii) conduits, wires and appurtenant equipment within the Building and equipment rooms and closets, and exterior utility lines. Landlord represents that Landlord owns the Project and has the right and authority to lease the Premises to Tenant. Landlord further represents that, to its actual knowledge, there are no zoning or building laws and ordinances and no title restrictions which encumber the Project that will prevent Tenant from using the Premises for Tenant's stated use as defined in Section 1.7.

2.2 Storage Space. During the Term, Tenant has the option to lease from Landlord storage space consisting of up to approximately 1,000 rentable square feet in the Building (the "Storage Space"). Tenant's use of the Storage Space shall be subject to all of the terms and conditions of this Lease, including those applicable to the Premises, except, however, that (i) Landlord shall have no obligation to provide any services to the Storage Space, (ii) the sole permitted use of the Storage Space shall be for storage of Tenant's property and (iii) no Basic Rent, Operating Expense Rental or Real Estate Tax Rental shall be payable with respect to such Storage Space.

III. TERM

3.1 Commencement Date. The Term shall commence on the Commencement Date and expire at midnight on the Expiration Date.

3.2 Early Possession. If Tenant completes the Tenant Improvements (as defined in the Work Letter) and desires to commence its business operations from all or any part of the Premises prior to the date set forth above as the Commencement Date, all possession and occupancy of the Premises by Tenant prior to the Commencement Date shall be subject to all of the terms and conditions of this Lease, except, however, Tenant shall not be required to pay Basic Rent, Operating Expense Rental or Real Estate Tax Rental for any possession or occupancy before the Rent Commencement Date. Tenant shall, however, be responsible for reimbursing Landlord for any janitorial and cleaning cost incurred by the Landlord in connection with the Premises prior to the Rent Commencement Date as well as any Additional Rent payable under this Lease, other than Operating Expense Rental or Real Estate Tax Rental.

IV. RENT

4.1 Basic Rent. Tenant shall pay to Landlord the Basic Rent as specified in Section 1.12. Basic Rent shall be payable in monthly installments as specified in Section 1.12, in advance, without demand, notice, deduction, offset or counterclaim, on or before the first day of each and every calendar month during the Term. Tenant shall pay Basic Rent and all Additional Rent by (a) good check or in lawful currency of the United States of America to such address as Landlord designates in writing to Tenant, or (b) electronically via automatic debit or wire transfer to such account as Landlord designates in writing to Tenant. If the Term commences on a day other than the first day of a calendar month or terminates on a day other than the last day of a calendar month, the monthly Basic Rent and Additional Rent shall be prorated based upon the number of days in such calendar month. Tenant's covenant to pay Rent and the obligation of Tenant to perform Tenant's other covenants and duties hereunder constitute independent, unconditional obligations to be performed at all times provided for hereunder, save and except only when an abatement thereof or reduction therein is expressly provided for and not otherwise.

4.2 Additional Rent; Rent. All sums payable by Tenant under this Lease, other than Basic Rent, shall be deemed "Additional Rent," and, unless otherwise set forth herein, shall be payable in the same manner as set forth above for Basic Rent. Basic Rent and Additional Rent shall jointly be referred to as "Rent."

4.3 Operating Expense Rental and Real Estate Tax Rental. Commencing upon the Rent Commencement Date, Tenant shall pay to Landlord throughout the remainder of the Term, as Additional Rent, (i) Tenant's Proportionate Share of Operating Expenses (as defined in Section 6.1) during each Calendar Year ("Operating Expense Rental"), and (ii) Tenant's Proportionate Share of Taxes (as defined in Article VII) during each Calendar Year ("Real Estate Tax Rental"). In the event the Expiration Date is other than the last day of a Calendar Year, Operating Expense Rental and Real Estate Tax Rental and applicable Calendar Year shall be appropriately prorated. Landlord shall submit to Tenant before the Commencement Date and before the beginning of each Calendar Year, or as soon thereafter as reasonably possible (and in any event by February 1 of the subject Calendar Year), a statement of Landlord's estimate of Operating Expense Rental and Real Estate Tax Rental due from Tenant during such Calendar Year. Commencing upon the Rent Commencement Date and in addition to Basic Rent, Tenant shall pay to Landlord on or before the first day of each month during such Calendar Year an amount equal to 1/12th of Landlord's estimated Operating Expense Rental and estimated Real Estate Tax Rental as set forth in Landlord's statement. If Landlord fails to give Tenant notice of its estimated payments due for any Calendar Year, then Tenant shall continue making monthly estimated Operating Expense Rental and Real Estate Tax Rental payments in accordance with the estimate for the previous Calendar Year until a new estimate is provided. If Landlord determines that, because of unexpected increases in Operating Expenses or Real Estate Taxes, Landlord's estimate of the Operating Expense Rental or Real Estate Tax Rental was too low, then

Landlord shall have the right to give a new statement (but in no event may Landlord deliver more than one (1) new statement to Tenant during any Calendar Year) of the estimated Operating Expense Rental and estimated Real Estate Tax Rental due from Tenant for the balance of such Calendar Year and bill Tenant for any deficiency. Tenant shall thereafter pay monthly estimated payments based on such new statement.

Within 90 days after the expiration of each Calendar Year, or as soon thereafter as is practicable (and in any event by April 15 of the subject Calendar Year), Landlord shall submit a statement to Tenant showing the actual Operating Expenses Rental and the actual Real Estate Tax Rental due from Tenant for such Calendar Year. If for any Calendar Year, Tenant's estimated Operating Expense Rental payments exceed the actual Operating Expense Rental due from Tenant, then Landlord shall immediately give Tenant a credit in the amount of the overpayment toward Tenant's next monthly payment of estimated Operating Expense Rental, or, in the event the Lease has expired or terminated and no Event of Default (as defined in Section 19.1) exists, Landlord shall pay Tenant the total amount of such excess upon delivery of the reconciliation to Tenant. If for any Calendar Year, Tenant's estimated Operating Expense Rental payments are less than the actual Operating Expense Rental due from Tenant, then Tenant shall pay the total amount of such deficiency to Landlord within 30 days after receipt of the reconciliation from Landlord. If for any Calendar Year, Tenant's estimated Real Estate Tax Rental payments exceed the actual Real Estate Tax Rental due from Tenant, then Landlord shall immediately give Tenant a credit in the amount of the overpayment toward Tenant's next monthly payment of estimated Real Estate Tax Rental, or, in the event the Lease has expired or terminated and no Event of Default exists, Landlord shall immediately pay Tenant the total amount of such excess upon delivery of the reconciliation to Tenant. If for any Calendar Year, Tenant's estimated Real Estate Tax Rental payments are less than the actual Real Estate Tax Rental due from Tenant, then Tenant shall pay the total amount of such deficiency to Landlord within 30 days after receipt of the reconciliation from Landlord. Landlord's and Tenant's obligations with respect to any overpayment or underpayment of Operating Expense Rental and Real Estate Tax Rental shall survive the expiration or termination of this Lease for a period of two (2) years.

4.4 Controllable Expenses. Notwithstanding anything contained in the Lease to the contrary, increases in the amount of Controllable Expenses (as hereinafter defined) included in the calculation of Operating Expense Rental shall be limited for the Calendar Year 2009 and for each Calendar Year thereafter through the Term to maximum increases of four percent (4%) per annum on a cumulative, compounded basis over Controllable Expenses for the Calendar Year 2008. For example, Controllable Expenses for the Calendar Year 2009 shall not exceed 1.0400 multiplied by the Controllable Expenses for the Calendar Year 2008, Controllable Expenses for the Calendar Year 2010 shall not exceed the sum of 1.0816 multiplied by of the Controllable Expenses for the Calendar Year 2008 and Controllable Expenses for the Calendar Year 2011 shall not exceed the sum of 1.1249 multiplied by the Controllable Expenses for the Calendar Year 2008, and so on. For purposes of this Section 4.4, "Charge Cap Amount" shall mean such maximum permitted amount of Controllable Expenses.

As used herein, the term "Controllable Expenses" shall mean all Operating Expenses except the following: Taxes; utilities; trash removal; elevator maintenance; cost of licenses, fees and permits including the cost of compliance with any future governmental laws, statutes, rules regulations or ordinances; engineering, maintenance, payroll and benefits; janitorial and security services; snow removal; telecommunications provider costs; insurance; capital expenditures (to the extent allowable as Operating Expenses); and repairs to the Building (collectively the "Non Controllable Expenses").

Notwithstanding the foregoing, the Non Controllable Expenses listed above shall only be considered Non Controllable Expenses to the extent such charges are increased by reason of collective bargaining agreements, governmental regulations, industry-wide cost increases in materials, uniqueness of the service provided or by reason of other matters not within the reasonable control of Landlord. Such limitation on Controllable Expenses shall apply only to Controllable Expenses and not to Non Controllable Expenses and shall not limit or otherwise affect Tenant's obligations regarding the payment of any component of Operating Expenses.

Notwithstanding any of the foregoing provisions of this Section 4.4, in the event that in any of the Calendar Years during the Term in which there is a Charge Cap Amount, the Controllable Charges exceed the applicable Charge Cap Amount ("Excess Charges") and in the further event that in any prior or subsequent Calendar Years during the Term, the Controllable Expenses were less than the applicable Charge Cap Amount ("Excess Charge Savings"), Landlord shall have the right to charge Tenant, in addition to the Additional Rent for Operating Expenses otherwise due Landlord for the applicable Calendar Year, the Excess Charges up to the amount of the Excess Charge Savings.

V. [INTENTIONALLY OMITTED]

VI. OPERATING EXPENSES

6.1 Operating Expenses Defined. As used herein, the term "Operating Expenses" shall mean and include those costs and expenses paid or incurred by or on behalf of Landlord for managing, operating, maintaining and repairing the Project, including, without limitation, the cost of security and security devices and systems; snow, ice and trash removal; cleaning and sweeping; planting and replacing decorations, flowers and landscaping; maintenance, repair and replacement of utility systems, elevators and escalators [but including replacement only to the extent of replacement of parts and components incidental to the maintenance and repair thereof and not to the extent replacement of any item would constitute a capital improvement or a capital expenditure which is excluded from Operating Expenses as hereinafter provided]; electricity, steam, water, the condenser water riser system, sewer, fuel, heating, lighting and air conditioning; window cleaning; janitorial service; insurance, including, but not limited to, fire, extended coverage, all risk, liability, workmen's compensation, elevator and any other insurance carried by Landlord and applicable to the Project; painting; uniforms; management fees; supplies; sundries; sales or use taxes on supplies and services; wages and salaries of all persons employed by Landlord or Landlord's management agent and engaged in the operation, management, maintenance or repair of the Project, and so-called fringe benefits, including social security taxes, unemployment insurance taxes, cost for providing coverage for disability benefits, cost of any pensions, hospitalization, welfare or retirement plans, and any other similar expenses incurred under the provisions of any collective bargaining agreement, or any other cost or expense which Landlord pays or incurs to provide benefits for employees so engaged in the operation, management, maintenance or repair of the Project; the charges of any contractor who, under contract with Landlord or its representatives, does any of the work of operating, managing, maintaining or repairing the Project (provided such charge is not an Excluded Operating Expense); legal and accounting expenses, seeking or obtaining reductions in and refunds of real estate taxes; and any other expense or charge, whether or not hereinbefore mentioned, which, in accordance with generally accepted accounting and management principles, would be considered an expense of managing, operating, maintaining or repairing the Project, except as hereinafter provided. Operating Expenses shall not include any of the following (collectively, the “Excluded Operating Expenses”): costs or other items included within the meaning of the term Taxes (as hereinafter defined); costs of alterations of the premises of tenants of the Building; costs of capital improvements to the Project (except as herein provided); depreciation charges; interest and principal payments on mortgages; ground rental payments; real estate brokerage and leasing commissions; other expenses incurred in leasing or in procuring tenants; any expenditures for services which are provided to one or more tenants but are not available generally to all office tenants; any expenditures for which Landlord has been reimbursed (other than pursuant to this Article or provisions in other leases requiring the tenants thereunder to pay a share of expenses associated with the Building); and any of the expenses identified on Exhibit C attached hereto. If the Building is not at least ninety-five percent (95%) occupied by tenants during all or a portion of any Calendar Year, or if during all or any portion of any Calendar Year Landlord is not furnishing to any tenant or tenants any particular service, the cost of which, if furnished by Landlord, would be included in Operating Expenses, then Landlord may elect to make an adjustment for such year of Operating Expenses and the amounts thereof which may vary depending upon the occupancy level of the Building or the number of tenants using the service. Any such adjustments shall be deemed costs and expenses paid or incurred by Landlord and included in Operating Expenses for such year, as if the Building had been ninety-five percent (95%) occupied during the entire Calendar Year, Landlord had furnished such service at its expense to all tenants for the entire Calendar Year and Landlord had paid or incurred such costs and expenses for such year. Notwithstanding anything to the contrary contained herein, Landlord shall not be entitled to adjust, in accordance with this Section 6.1, any legal or accounting expense or costs related thereto or insurance premiums which are included in Operating Expenses.

6.2 Tenant's Right to Audit. Tenant shall have a right, at Tenant's sole cost and expense, to audit Landlord's Operating Expense Rental and Real Estate Tax Rental reconciliation statement upon the following terms and conditions. Tenant shall notify Landlord in writing that it is exercising its right to audit within one hundred fifty (150) days following delivery of the Operating Expense Rental and Real Estate Tax Rental reconciliation statement, indicating in such notice with reasonable specificity (to the extent that the reconciliation statement indicates the cost components with reasonable specificity) those cost components of Operating Expense Rental and Real Estate Tax Rental to be subject to audit. The audit shall take place at the Building, at a time mutually convenient to Landlord and Tenant (but not later than one hundred fifty (150) days after receipt of Tenant's notice to audit). Except as Landlord may consent in writing, the audit shall be completed within twenty (20) days after commencement. No copying of Landlord's books or records will be allowed. The audit may be accomplished by either Tenant's own employees with accounting experience reasonably sufficient to conduct such review, or a nationally or regionally recognized public accounting firm mutually acceptable to Landlord and Tenant, but in no event may the auditor be Plante & Moran, PLLC or an entity related to such company. The records reviewed by Tenant shall be treated as confidential and prior to commencing the audit, Tenant and any other person which may perform such audit for Tenant, shall execute a Confidentiality Agreement in a form reasonably acceptable to Landlord and the other party to the Confidentiality Agreement. A copy of the results of the audit shall be delivered to Landlord within thirty (30) days after the completion of the audit. If Landlord and Tenant determine that Operating Expense Rental for the Calendar Year is less than reported, Landlord shall give Tenant a credit in the amount of the overpayment toward Tenant's next monthly payment of estimated Operating Expense Rental, or, in the event the Lease has expired or terminated and no Event of Default exists, Landlord shall pay Tenant the total amount of such overpayment within thirty (30) days after the completion of the audit. If Landlord and Tenant determine that Operating Expense Rental for the Calendar Year is more than reported, Tenant shall pay Landlord the amount of any underpayment within thirty (30) days. Tenant agrees to pay all third party costs and expenses of any such audit, unless it is finally determined that Landlord's original determination of the amount of Operating Expense Rental was overstated by more than four percent (4%), in which event Landlord shall pay the third-party costs and expenses of such audit. Failure by Tenant to timely request an audit is deemed a waiver of the applicable audit right and any right to contest Operating Expense Rental and Real Estate Tax Rental for the applicable Calendar Year and is deemed acceptance of the Operating Expense Rental and Real Estate Tax Rental contained in the Operating Expense Rental and Real Estate Tax Rental reconciliation statement for the applicable Calendar Year. Any audit review by Tenant shall not postpone or alter the liability and obligation of Tenant to pay any Operating Expense Rental and Real Estate Tax Rental due under the terms of the Lease. No subtenant shall have any right to conduct an audit except for a permitted assignee or sublessee under Article IX of the Lease occupying the entire Premises and no assignee or sublessee shall conduct an audit for any period during which such assignee or sublessee was not in possession of the Premises or for any period in which Tenant has conducted an audit.

Notwithstanding anything to the contrary contained herein, in the event Tenant's examination of Landlord's books and records for a particular Calendar Year reveals fraud, material misrepresentations or gross negligence by Landlord in the computation of Operating Expense Rental and Real Estate Tax Rental for such Calendar Year or a discrepancy between the actual amount of Operating Expense Rental and Real Estate Tax Rental for such Calendar Year and the amount charged to Tenant for such Calendar Year is in the amount of ten percent (10%) or more ("Material Discrepancy Audit"), then Tenant shall have the right to examine Landlord's books and records relating to the Operating Expenses and Real Estate Tax Rental the prior three (3) Calendar Years of the Term and to take written exception to any amount charged to Tenant for any of the three (3) prior Calendar Years on or before thirty (30) days after Tenant completes such examination, which examination must be completed within sixty (60) days of completion of the Material Discrepancy Audit.

VII. REAL ESTATE TAXES

"Taxes" shall mean real estate taxes, general or special assessments, sewer and water rents, rates and charges, transit and transit district taxes, taxes based upon the receipt of rent, and any other federal, state or local governmental charge, whether general, special, ordinary or extraordinary (but not including income or franchise taxes or any other taxes imposed upon or measured by Landlord's income or profits, except as provided herein), which may now or hereafter be due and payable during the Term without regard to when such taxes are levied, assessed or imposed against the Project and/or Building or any portion thereof, together with all reasonable legal fees incurred in contesting any such charges.

Notwithstanding anything contained in this clause to the contrary:

(i) If at any time the method of taxation then prevailing is altered so that any new or additional tax, assessment, levy, imposition or charge or any part thereof is imposed upon Landlord in place or partly in place of any such Taxes or contemplated increase therein, or in addition to Taxes, and is measured by or is based in whole or in part upon the Project or the rents or other income therefrom, then all such new taxes, assessments, levies, impositions or charges or part thereof, to the extent that they are so measured or based, shall be included in Taxes levied, assessed or imposed against the Project to the extent that such items would be payable if the Project was the only property of Landlord subject thereto and the income received by Landlord from the Project was the only income of Landlord.

(ii) Notwithstanding the year for which any such taxes or assessments are levied, (a) in the case of taxes or special assessments which may be paid in installments, the amount of each installment, plus any interest payable thereon, payable during a Calendar Year shall be included in Taxes for that year and (b) if any taxes or assessments payable during any Calendar Year shall be computed with respect to a period in excess of twelve (12) calendar months, then taxes or assessments applicable to the excess period shall be included in Taxes for that year.

(iii) Taxes shall also include any personal property taxes (attributable to the calendar year in which paid) imposed upon the furniture, fixtures, machinery, equipment, apparatus, systems and appurtenances which are components of the Project and/or Building.

(iv) Landlord shall use commercially reasonable efforts to cause Taxes to be consistent with those for other comparable first-class office buildings located in the vicinity of the Building. To that end, Landlord shall diligently contest any Taxes in the event that Landlord reasonably determines that the amount of Taxes is excessive, the valuation of Building is excessive, or the Taxes are invalid in some way.

(v) In the event any refund of Taxes attributable to a Calendar Year with respect to which Tenant paid Taxes under this Lease is achieved, then Landlord shall, within thirty (30) days after such refund is received by Landlord, pay Tenant Tenant's Proportionate Share of such refund, less any costs and expense applicable to such refund and not previously recovered by Landlord as Real Estate Tax Rental and Operating Expense Rental. Alternatively, at Tenant's election by notice to Landlord, Tenant may credit the same against Rent thereafter payable.

VIII. USE AND REQUIREMENTS OF LAW

8.1 Use. The Premises will be used only for the Permitted Use. At its sole cost and expense, Tenant will promptly comply with (a) all laws, statutes, ordinances and governmental rules, regulations or requirements now in force or in force after the Commencement Date of the

Lease regarding the operation of Tenant's business and the use, condition, configuration and occupancy of the Premises; (b) the certificate of occupancy issued for the Building and the Premises and (c) any recorded covenants, conditions and restrictions, if any, which affect the use, condition, configuration and occupancy of the Premises and of which Landlord has given Tenant notice; provided, however, Tenant shall not be required to comply with any legal requirements which are an obligation of Landlord hereunder or are applicable to office buildings generally unless and to the extent related to: (A) Tenant’s particular business operations in the Premises; (B) Tenant's particular use of the Premises, including any particular density requirements; and/or (C) improvements made by or for Tenant.

8.2 Hazardous Materials.

(i) Defined Terms.

(a) "Claim" shall mean and include any demand, cause of action, proceeding, or suit for any one or more of the following: (i) actual or punitive damages, losses, injuries to person or property, damages to natural resources, fines, penalties, interest, contribution or settlement, (ii) the costs and expenses of site investigations, feasibility studies, information requests, health or risk assessments, or Response (as hereinafter defined) actions, and (iii) the costs and expenses of enforcing insurance, contribution or indemnification agreements.

(b) "Environmental Laws" shall mean and include all federal, state and local statutes, ordinances, regulations and rules in effect and as amended from time to time relating to environmental quality, health, safety, contamination and cleanup, including, without limitation, the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq., and the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act ("FIFRA"), 7 U.S.C. Section 136 et seq.; the Marine Protection, Research, and Sanctuaries Act, 33 U.S.C. Section 1401 et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; the Noise Control Act, 42 U.S.C. Section 4901 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, the Emergency Planning and Community Right-to-Know Act, and the Radon Gas and Indoor Air Quality Research Act; the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.; the Atomic Energy Act, 42 U.S.C. Section 2011 et seq., and the Nuclear Waste Policy Act of 1982, 42 U.S.C. Section 10101 et seq.; and the Environmental Protection Act of Illinois ("IEPA"), Ill. Rev. Stat. ch. 111 1/2, para. 1001 et seq., and state and local superlien and environmental statutes and ordinances, with implementing regulations, rules and guidelines, as any of the foregoing may be amended from time to time. Environmental Laws shall also include all state, regional, county, municipal, and other local laws, regulations, and ordinances insofar as they are equivalent or similar to the federal laws recited above or purport to regulate Hazardous Materials (as hereinafter defined).

(c) "Hazardous Materials" shall mean and include the following, including mixtures thereof: any hazardous substance, pollutant, contaminant, waste, by-product or constituent regulated under CERCLA; oil and petroleum products and natural gas, natural gas liquids, liquefied natural gas and synthetic gas usable for fuel; pesticides regulated under FIFRA; asbestos and asbestos-containing materials, PCBs, and other substances regulated under TSCA; toxic mold; source material, special nuclear material, by-product material and any other radioactive materials or radioactive wastes, however produced, regulated under the Atomic Energy Act or the Nuclear Waste Policy Act; chemicals subject to the OSHA Hazard Communication Standard, 29 C.F.R. § 1910.1200 et seq.; and industrial process and pollution control wastes whether or not hazardous within the meaning of RCRA, and any other hazardous substance, pollutant or contaminant regulated under any other Environmental Law. "Hazardous Materials" shall not include normal office and cleaning supplies used in customary quantities, provided such supplies are used in compliance with Environmental Laws.

(d) "Manage" or "Management" means to generate, manufacture, process, treat, store, use, re-use, refine, recycle, reclaim, blend or burn for energy recovery, incinerate, accumulate speculatively, transport, transfer, dispose of or abandon Hazardous Materials.

(e) "Release" or "Released" shall mean any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Materials into the environment, as "environment" is defined in CERCLA.

(f) "Response" or "Respond" shall mean action taken to correct, remove, remediate, clean up, prevent, mitigate, monitor, evaluate, investigate, assess or abate the Release of a Hazardous Material.

(ii) Tenant's Obligations with Respect to Environmental Matters. During the Term of this Lease, (i) Tenant shall, with respect to the Premises, comply at its sole cost and expense with all Environmental Laws; and (ii) Tenant shall not discharge Hazardous Materials into drains or sewers except as may be permitted by law.

(iii) Landlord's Obligations with Respect to Environmental Matters. During the Term of this Lease, Landlord shall, with respect to the Building (other than the Premises) and Common Areas, comply at its sole cost and expense with all Environmental Laws. To Landlord's actual knowledge, the Building and Common Areas do not contain any asbestos and are currently in substantial compliance with all Environmental Laws. For purposes hereof, the actual knowledge of Landlord shall be deemed to be limited to the actual (as opposed to imputed) knowledge of Tom Philips. To the extent that any asbestos is discovered in the Building during the Term of this Lease, Landlord agrees to promptly remove such asbestos at its sole cost and expense and in compliance with all applicable laws. In no event shall the cost of such removal be included as part of Operating Expenses.

(iv) Copies of Notices. During the Term of this Lease, each party shall provide the other party promptly with copies of all summons, citations, directives, information inquiries or requests, notices of potential responsibility, notices of violation or deficiency, orders or decrees, Claims, complaints, investigations, judgments, letters, notices of environmental liens or Response actions in progress, and other communications, written or oral, actual or threatened, from the United States Environmental Protection Agency, Occupational Safety and Health Administration, Illinois Environmental Protection Agency, or other federal, state, or local agency or authority, or any other entity or individual, concerning (i) any actual or alleged Release of a Hazardous Material on, to or from the Premises (or the Project or any part thereof); (ii) the imposition of any lien on the Premises (or the Project or any part thereof); (iii) any actual or alleged violation of, or responsibility under, any Environmental Laws; or (iv) any actual or alleged liability under any theory of common law tort or toxic tort, including without limitation, negligence, trespass, nuisance, strict liability, or ultrahazardous activity.

(v) Landlord's Right to Act. In the event that Tenant shall fail to comply with any of its obligations under this Section 8.2 as and when required hereunder, Landlord shall have the right (but not the obligation) to take such action as is required to be taken by Tenant hereunder and in such event, Tenant shall be liable and responsible to Landlord for all costs, expenses, liabilities, claims and other obligations paid, suffered, or incurred by Landlord in connection with such matters. Tenant shall reimburse Landlord immediately upon demand for all such amounts for which Tenant is liable.

(vi) No Hazardous Materials. Landlord hereby grants Tenant the right to perform (at Tenant's sole cost and expense) prior to the commencement of construction of Tenant's Improvements a so-called "Phase I" environmental inspection, including toxic mold, provided there shall be no so-called "Phase II" testing without Landlord's consent, which consent may be withheld in Landlord's sole and absolute discretion. Tenant shall deliver to Landlord the results of any such report or testing promptly upon receipt. Tenant further agrees to keep the results of any such report confidential, subject to the provisions of applicable law.

8.3 ADA Compliance. The parties acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C. §12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the "ADA"), establish requirements under Title III of the ADA ("Title III") pertaining to business operations, accessibility and barrier removal. Tenant's Architect (as defined in the Work Letter) shall design the Premises to comply with ADA requirements and Tenant shall throughout the Term be responsible for the Premises' compliance therewith. Landlord shall be responsible for the Building's continuing compliance with ADA, excluding the Premises. Landlord represents and warrants to Tenant, to Landlord's knowledge, as of the date hereof, the Common Areas of the Building are currently in compliance with ADA.

IX. ASSIGNMENT AND SUBLETTING

9.1 Assignment and Subletting. Subject to Tenant's rights in Section 9.5, Tenant, without the prior written consent of Landlord, shall not (a) assign, transfer, mortgage, pledge, hypothecate or encumber or subject to or permit to exist upon or be subjected to any lien or charge, this Lease or any interest under it, (b) allow to exist or occur any transfer of or lien upon this Lease or Tenant's interest herein by operation of law, (c) sublet the Premises or any part thereof, or (d) permit the use or occupancy of the Premises or any part thereof for any purpose not provided for under Section 1.7 or by anyone other than Tenant and Tenant's agents and employees. Landlord has, notwithstanding the terms of Section 24.30 hereof, the absolute right to withhold its consent, except as herein expressly provided to the contrary. In no event shall this Lease be assigned or assignable by voluntary or involuntary bankruptcy proceedings or otherwise, and in no event shall this Lease or any rights or privileges hereunder be an asset of Tenant under any bankruptcy, insolvency or reorganization proceedings.

9.2 Rentals Based on Net Income. Without limiting the generality of the foregoing provisions of this Article IX, Tenant expressly covenants and agrees not to enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of the Premises which provides for rental or other payment for such use, occupancy or utilization based in whole or in part on the net income or profits derived by any person from the property leased, used, occupied or utilized (other than an amount based upon a fixed percentage or percentages of receipts or sales), and that any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Premises.

9.3 Tenant to Remain Obligated. Consent by Landlord to any assignment, subletting, use, occupancy or transfer shall not operate to relieve Tenant from any covenant or obligation hereunder except to the extent, if any, expressly provided for in such consent, or be deemed to be a consent to or relieve Tenant from obtaining Landlord's consent to any subsequent assignment, transfer, lien, charge, subletting, use or occupancy. Tenant shall pay all of Landlord's reasonable out-of-pocket costs, charges and expenses, including reasonable attorneys' fees, incurred in connection with any assignment, transfer, lien, charge, subletting, use or occupancy made or requested by Tenant not to exceed however, $1,000.00 per each request for consent. Tenant agrees that all advertising by Tenant or on Tenant's behalf with respect to the assignment of this Lease or subletting of space must be approved in writing by Landlord prior to publication, which approval shall not be unreasonably withheld or delayed.

9.4 Tenant's Notice. Tenant, by notice in writing, shall advise Landlord of its intention from, on and after a stated date (which shall not be less than thirty (30) days after the date of Tenant's notice) to assign this Lease or sublet all or any portion of the Premises.

9.5 Landlord's Consent. Landlord will, provided Tenant is not then in Default and provided Landlord's consent is required pursuant to the terms of this Article IX, not unreasonably withhold its consent to Tenant's assignment of this Lease or subletting the space covered by Tenant's notice. In the event Landlord fails to respond to Tenant's request for consent within five (5) business days of Landlord's receipt of Tenant's request for consent, Tenant may send Landlord a second request, and in the event Landlord does not respond to Tenant's second request for consent within two (2) business days after Landlord's receipt of Tenant's second request, Landlord's failure to respond to Tenant's second request for consent shall be deemed consent by Landlord to the request so received by Landlord. Landlord shall not be deemed to have unreasonably withheld its consent to a sublease of part or all of the Premises or an assignment of this Lease if its consent is withheld because: (a) Tenant is then in Default; (b) any notice of termination of this Lease or termination of Tenant's possession under Article XIX is currently in effect; (c) the portion of the Premises which Tenant proposes to sublease, including the means of ingress thereto and egress therefrom and the proposed use thereof, or the remaining portion of the Premises, or both, will violate any city, state or federal law, ordinance or regulation, including, without limitation, any applicable building code or zoning ordinances; (d) the proposed use of the Premises by the subtenant or assignee does not conform with the Permitted Use specified in Section 1.7; (e) in the reasonable judgment of Landlord, the proposed subtenant or assignee is of a character or is engaged in a business which would be deleterious to the reputation of the Building or is a government user; or (f) the proposed assignment or sublease is to an occupant of the Building, unless Landlord is unable to accommodate such occupant's needs, provided, however, that the foregoing are merely examples of reasons for which Landlord may withhold its consent and shall not be deemed exclusive of any permitted reasons for reasonably withholding consent, whether similar to or dissimilar from the foregoing examples. Notwithstanding anything herein to the contrary, Tenant shall have the right, without the consent of Landlord, but upon prior written notice to Landlord, (i) to assign its interest in this Lease or sublet all or a portion of its interest in the Premises to an affiliate, subsidiary or company related to Tenant (an "Affiliate"), provided however, notwithstanding such assignment or sublease, Tenant shall remain fully liable for all obligations of Tenant hereunder or (ii) to assign this Lease to any successor (a "Successor") by merger who acquires substantially all of the assets of Tenant or to a party which otherwise acquires substantially all of the assets of Tenant and in both cases whereby the surviving entity has a net worth equal to or better than Tenant at the time of such transaction and assumes in writing all obligations of Tenant under this Lease. In all such events, Tenant shall deliver a copy of such sublease or assignment to Landlord.

9.6 Profits. If Tenant, having first obtained Landlord's consent to any sublease or assignment, or if Tenant or a trustee in bankruptcy for Tenant pursuant to the Bankruptcy Code, assigns this Lease or sublets the Premises, or any part thereof to an entity other than those described in the second-to-last sentence of Section 9.5, at a rental or for other consideration in excess of the Rent or pro rata portion thereof due and payable by Tenant under this Lease, then Tenant shall pay to Landlord as additional rent twenty-five percent (25%) of such excess rent or other monetary consideration ("Profits") immediately upon receipt under any such assignment or, in the case of a sublease, (a) on the first day of each month during the term of any sublease the excess of all rent and other consideration due from the subtenant for such month over the Rent then paid to Landlord pursuant to the provisions of this Lease for said month (or if only a portion of the Premises is being sublet, the excess of all rent and other consideration due from the subtenant for such month over the portion of the Rent then paid to Landlord pursuant to the provisions of this Lease for said month which is allocable on a square footage basis to the space sublet) and (b) immediately upon receipt thereof, any other consideration realized by Tenant from such subletting; it being agreed, however, that Landlord shall not be responsible for any deficiency if Tenant assigns this Lease or sublets the Premises or any part thereof at a rental less than that provided for herein, and provided further, Tenant shall have the right to deduct from such Profits its reasonable costs and expenses related to such sublet or assignment, including, but not limited to, the cost of Tenant improvements, free rent, concessions, brokers commissions, legal fees and other similar costs and charges.

9.7 Assignee to Assume Obligations. If Tenant assigns this Lease as permitted herein, the assignee shall expressly assume all of the obligations of Tenant hereunder in a written instrument reasonably satisfactory to Landlord and furnished to Landlord not later than five (5) days prior to the effective date of the assignment. If Tenant subleases the Premises as permitted herein, Tenant shall obtain and furnish to Landlord, not later than five (5) days prior to the effective date of such sublease, and in form reasonably satisfactory to Landlord, the written agreement of such subtenant to the effect that the subtenant, at Landlord's option and written request, will, at Landlord's election, attorn to Landlord in the event this Lease terminates before the expiration of the sublease. Provided that Landlord has specifically approved in writing the creditworthiness of such subtenant (with such approval not to be unreasonably withheld), Landlord shall also agree to recognize such subtenant and not disturb the subtenant in its use and enjoyment of the subleased space so long as such subtenant is fulfilling all of the obligations of Tenant under this Lease (including payment of all Rent) attributable to the subleased portion of the Premises. Notwithstanding the foregoing, Landlord may elect to require such subtenant to pay the rent due under such sublease if it exceeds the Rent due under this Lease attributable to such subleased portion of the Premises.

X. MAINTENANCE AND REPAIR

10.1 Landlord's Obligation. Landlord will maintain, repair and restore in reasonably good order and condition: (i) the Common Area; (ii) the mechanical, plumbing, electrical and HVAC equipment serving the Building; (iii) the structure of the Building (including roof, exterior walls and foundation); (iv) exterior windows of the Building; and (v) Building standard lighting. The cost of such maintenance and repairs to the Building shall be included in the Operating Expenses and paid by Tenant as provided in Article VI (except to the extent that such costs are Excluded Operating Expenses); provided, however, subject to the provision of Section 14.1 below, Tenant shall bear the full cost, plus a reasonable administrative fee not to exceed five percent (5%) of such cost for Landlord's overhead, of any maintenance, repair or restoration necessitated by the negligence or willful misconduct of Tenant or its Agents. Tenant waives all rights to make repairs at the expense of Landlord, to deduct the cost of such repairs from any payment owed to Landlord under this Lease, to claim a lien against the Rent, the Project or Landlord's property, or to vacate the Premises.

10.2 Tenant's Obligation. Subject to Landlord's express obligations set forth in Section 10.1, Tenant, at its expense, shall maintain the Premises in good condition and repair, casualty governed by the provisions of Article XVIII excepted. Tenant's obligation shall include without limitation the obligation to maintain and repair all: (i) interior walls; (ii) floor coverings; (iii) ceilings; (iv) doors inside the Premises; (v) entrances to the Premises; (vi) supplemental HVAC systems within the Premises; and (vii) private restrooms and kitchens, including hot water heaters, plumbing and similar facilities inside the Premises serving Tenant exclusively. Tenant will promptly advise Landlord of any material damage to the Premises. Additionally, Tenant will endeavor to advise Landlord of any material damage to other portions of the Project to the extent Tenant caused such material damage. If Tenant does not diligently repair any damage or injury to the Premises within a reasonable time after written notice from

Landlord, then all such damage or injury to the Premises (excluding Tenant's equipment, personal property and trade fixtures) may be repaired, restored or replaced by Landlord, at the expense of Tenant, and such expense (plus 5% of such expense for Landlord's overhead) will be collectible as Additional Rent and will be paid by Tenant upon demand. Notwithstanding the foregoing, Landlord, and not Tenant, shall be responsible for repairing any damage to the Premises to the extent caused by Landlord's negligence or wilful misconduct. The provisions of this Section are subject to the provisions of Section 14.1 below.

XI. INITIAL CONSTRUCTION; ALTERATIONS

11.1 Initial Construction. Landlord will deliver possession of the Premises to Tenant upon completion of Base Building Conditions (as defined in the Workletter). Landlord and Tenant agree that the construction of the Tenant Improvements shall be performed by Tenant in accordance with and as defined in the Work Letter. Except as provided for in the Work Letter, and subject to the payment of the Tenant Work Allowance (as defined in the Work Letter), Landlord shall have no obligations whatsoever to construct any improvements to the Premises. Notwithstanding the foregoing, in the event that the Premises as of the Date of Lease is in violation of any laws, rules or regulations applicable thereto, then Landlord shall be responsible for the cost of compliance.

11.2 Installing and Operating Tenant's Equipment. Without first obtaining the written consent of Landlord, which shall not be unreasonably withheld, Tenant shall not install or operate in the Premises: (i) any electrically operated equipment or other machinery, other than standard office equipment that does not require wiring, cooling or other service in excess of commercially reasonable standards; (ii) any equipment of any kind or nature whatsoever which will require any changes, replacements or additions to, or changes in the use of, any water, heating, plumbing, air conditioning or electrical system of the Premises or the Project; or (iii) any equipment which exceeds the electrical or floor load capacity per square foot for the Building. Landlord represents to Tenant that the electrical systems and floor loads satisfy the Base Building Conditions attached to this Lease as Exhibit 1 to the Work Letter. In Landlord's review of Tenant's proposed plans for the Tenant Improvements, as more fully set forth in the Work Letter, if requested by Tenant, Landlord will advise Tenant if Tenant's equipment satisfies the foregoing criteria. Landlord's consent to such installation or operation may be conditioned upon the payment by Tenant of additional compensation for any excess consumption of utilities and any additional power, wiring, cooling or other service that may result from such equipment. Machines and equipment which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein so as to be objectionable to Landlord or any other Project tenant shall be installed and maintained by Tenant, at its expense, on vibration eliminators or other devices sufficient to eliminate such noise and vibration. Tenant and Tenant's telecommunications companies, including but not limited to, local exchange telecommunications companies and alternative access vendor services companies, shall have no right of access to the Land, Building or the Project for the installation and operation of telecommunications systems, including but not limited to, voice, video, data, and any other telecommunications services provided over wire, fiber optic, microwave, wireless, and any other transmission systems, for part or all of Tenant's telecommunications within the Building without Landlord's prior written consent, such consent not to be unreasonably withheld. Notwithstanding the foregoing requirement of Landlord's consent, Landlord agrees that, subject to Landlord's reasonable rules and regulations and procedures regarding access to and use thereof, Landlord shall grant Tenant and Tenant’s telecommunications service providers access to and reasonable use of telecommunication risers, closets and the net pop room in the Common Areas of the Building and the riser closets on the floors of the Premises during the Term hereof without charge to Tenant or its provider.

11.3 Alterations. Tenant shall not make, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, any alterations, additions or improvements (each, an "Alteration") to the Premises that (i) could reasonably be expected to materially affect the structural integrity of the Building or the electrical, exhaust, mechanical, plumbing, HVAC, life safety or other utility or safety systems of the Building, or (ii) cost for any single Alteration in excess of $100,000 (each such Alteration described in clause (i) and (ii) being referred to as a "Major Alteration"); provided, however, that painting, carpeting and other decorating of the Premises which does not fall under clause (i) above shall not be deemed a Major Alteration even if the anticipated costs for same exceeds $100,000. Landlord's consent shall not be required to be granted if Tenant is in Default (unless the construction of such Major Alteration will cure such Default). In the event Tenant intends to make a Major Alteration, Tenant shall deliver to Landlord for Landlord's approval the plans and specifications for the Major Alteration, together with the names and addresses of possible contractors (an "Approval Request"). In the event Landlord fails to approve or disapprove (which disapproval shall specifically describe the reasons for such disapproval) the plans and specifications and the proposed contractors on or before ten (10) business days after receiving the Approval Request, Tenant may deliver to Landlord a second request for approval (a "Second Request"), and in the event Landlord fails to approve or disapprove (which disapproval shall specifically describe the reasons for such disapproval) the plans and specifications and the proposed contractors on or before three (3) business days after receiving the Second Request, such plans and specifications and the contractors shall be deemed approved. All Alterations, including but not limited to Major Alterations, shall be installed in a good, workmanlike manner and only new, high-grade materials shall be used. All Major Alterations shall be subject to Landlord's reasonable scheduling requirements and regulations. Tenant further agrees to hold Landlord harmless from any and all liabilities of every kind and description which may arise out of or be connected in any way with any Major Alterations, or other Alterations, except liabilities arising out of Landlord's negligence or willful misconduct. Before commencing any work in connection with any Major Alterations, Tenant shall furnish Landlord with copies of all permits and licenses, the construction contract(s), and certificates of insurance naming Landlord as an additional insured from all contractors performing labor or furnishing materials insuring Landlord against any and all liabilities which may arise out of or be connected in any way with such Major Alterations. In addition, prior to commencing any Alterations, Tenant shall obtain evidence of insurance from all vendors and contractors performing such work. Tenant shall permit Landlord to supervise construction operations in connection with Major Alterations if Landlord requests to do so. Tenant shall pay the cost of all Alterations as well as the cost of decorating and repairing any damage to the Building, including the Premises, occasioned by such Alterations, including the cost of labor and materials, and contractors' profits, overhead and general conditions. Upon completing any Major Alterations, Tenant shall furnish Landlord with contractors' affidavits in form required by law, and full and final waivers of lien and receipted bills covering all labor and materials expended and used. All Alterations shall comply with all insurance requirements and with all city and county ordinances and regulations and with the requirements of all state and federal statutes and regulations. Upon completing any Alterations which involve the moving or installation of any walls within the Premises, Tenant shall provide a copy of the plans for such work to Landlord.

11.4 Liens. Landlord's title is paramount and always shall be paramount to the title of Tenant and nothing contained in this Lease shall empower Tenant to do any act which shall encumber the title of Landlord. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen to be placed upon or against the Premises, the Building, the Project or against Tenant's leasehold interest in the Premises and, in case of any such lien attaching, to pay and remove the same immediately; provided, however, that Tenant shall have the right to contest, in good faith and with reasonable diligence, the validity of any such lien or claimed lien, and Tenant shall not be deemed in default hereunder as a result of such lien so long as Tenant is so contesting such lien. Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Premises, the Building, or the Project and any and all liens and encumbrances created by Tenant shall attach only to Tenant's interest in the Premises. If any such liens so attach and Tenant fails to pay and remove the same or cause the same to be bonded over within twenty (20) days after notice of such lien, or if Tenant fails to diligently and in good faith contest such liens as provided above, Landlord, at its election, may pay and satisfy the same and in such event the sums so paid by Landlord, with interest from the date of Landlord's payment thereof at the Interest Rate (as defined in Section 1.23) for amounts owed to Landlord by Tenant, shall be deemed to be additional rent due and payable by Tenant at once without notice or demand. Tenant agrees to indemnify, hold harmless and defend Landlord from any loss, cost, damage or expense, including attorney's fees, arising out of any lien claim or out of any other claim relating to work done or materials supplied to the Premises at Tenant's request or on Tenant's behalf. Subject to the following sentence, Tenant shall remove or cause to be bonded over any filed lien within twenty (20) days after notice of the filing of such lien. Nothing in this Section 11.4 shall be deemed to prohibit or limit Tenant's right to contest a lien filed against the Premises, the Building, the Project or against Tenant's leasehold interest in the Premises, provided if Tenant fails to so remove or cause to be bonded over such lien within twenty (20) days, Tenant shall not be in default hereunder if Tenant (a) diligently and in good faith contests such lien, or (b) delivers to Landlord security reasonably satisfactory to Landlord to enable Landlord to protect its interests against such lien and to pay off such lien in the event any action is taken to foreclose any such lien.

XII. SIGNS

Except as expressly provided for in this Article XII, and in Section 24.29 and in Article XXX, no sign, advertisement or notice shall be inscribed, painted, affixed, placed or otherwise displayed by Tenant on any part of the Project or the outside or the inside (to the extent visible from the exterior of the Premises or Building) of the Building or the Premises. Landlord shall provide, at Tenant's expense, a listing for each of Tenant's departments and key employees in any such department on the directory in the lobby of the Building listing all Building tenants. Landlord also shall, at Tenant's expense, place the suite number and/or Tenant name on or in the immediate vicinity of the entry door to the Premises for space on multi tenant floors; using Landlord's standard sign material and lettering, subject to Landlord's prior written approval as to location and size, which approval shall not be unreasonably withheld. If any prohibited sign, advertisement or notice is nevertheless exhibited by Tenant, Landlord shall have the right to remove the same, and Tenant shall pay upon demand any and all expenses incurred by Landlord in such removal, together with interest thereon at the Interest Rate from the demand date.

XIII. [INTENTIONALLY OMITTED]

XIV. INSURANCE

14.1 Waiver of Subrogation. Landlord and Tenant agree to have all fire and extended coverage, other property damage insurance and Workers' Compensation insurance which may be carried by either of them endorsed with a clause providing that any release from liability of or waiver of claim for recovery from the other party entered into in writing by the insured thereunder prior to any loss or damage shall not affect the validity of such policy or the right of the insured to recover thereunder, and providing further that the insurer waives all rights of subrogation which such insurer might have against the other party. Without limiting any release or waiver of liability or recovery set forth elsewhere in this Lease, and notwithstanding anything in this Lease which may appear to be to the contrary, each of the parties hereto waives all claims for recovery from the other party for any loss or damage to any of its property either (a) insured under valid and collectible insurance policies to the extent of any recovery collectible under such insurance policies or (b) required to be covered by insurance policies pursuant to the terms of this Article XIV. Notwithstanding the foregoing or anything contained in this Lease to the contrary, any release or any waiver of claims shall not be operative, nor shall the foregoing endorsements be required, in any case where the effect of such release or waiver is to invalidate insurance coverage or to invalidate the right of the insured to recover thereunder or to increase the cost thereof (provided that in the case of increased cost, the other party shall have the right, within ten (10) days following written notice thereof, to pay such increased cost and thereby keep such release or waiver in full force and effect).

14.2 Tenant's Insurance. Tenant shall carry insurance during the entire Term hereof with coverages reasonably satisfactory to Landlord and issued by companies with a quality rating equal or better than A- and with such increases in limits as Landlord may request from time to time (but no more than once every three (3) years), but initially Tenant shall maintain the following coverages in the following amounts:

(i) Comprehensive or commercial general liability insurance, including contractual liability, on an occurrence basis, in an amount not less than Five Million Dollars ($5,000,000.00) combined single limit per occurrence, covering Tenant as a named insured and Landlord and the managing agent for the Building and the respective officers, directors, shareholders, partners, agents and employees of each of the foregoing as additional insureds.

(ii) Insurance against fire, sprinkler leakage and vandalism, and the extended coverage perils for the full replacement cost of all non-affixed additions, improvements and alterations to the Premises owned or made by Tenant, if any, and of all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant's property on the Premises, with loss or damage payable to Landlord and Tenant as their interests may appear.

(iii) Workers' Compensation with not less than statutory minimum limits as they apply to the State of Illinois.

(iv) Improvements and Betterments Insurance against "special perils" (including sprinkler leakage, if applicable) for the full replacement cost of all additions, improvements and alterations made to the Premises by Tenant, including but not limited to the Tenant Improvements, and all other items of Tenant's property in the Premises.

14.3 Landlord's Insurance. Landlord shall maintain the following insurance at all times until the expiration of the Term:

(i) Property insurance including, but not limited to, fire, sprinkler leakage, vandalism, terrorism (at Landlord's election), mold-related coverage (at Landlord's election), and all other risks of direct physical loss as insured against under special broad form coverage endorsement for the full replacement cost of the Building (excluding Tenant Improvements and alterations made by or on account or at the request of Tenant). Such insurance shall be written on an "all risks" of physical loss or damage basis, for the full replacement cost value of the Building (exclusive of foundations and footings, the Tenant Improvements and any alterations made by Tenant and other tenants of the Building) and in amounts that meet any coinsurance clause of the policies of insurance.

(ii) Commercial General Liability Insurance (with broad form commercial liability endorsement, including contractual liability insurance and bodily injury liability and terrorism (at Landlord's election) and mold-related coverage (at Landlord's election) with respect to the Project covering, without limitation, any liability for bodily injury, personal injury, including death, and property damage with limits at least equal to those required to be carried by Tenant.

Landlord shall, from time to time, upon request of Tenant, furnish to Tenant certificates of insurance evidencing such coverage.

14.4 Failure to Insure. Without limiting Landlord's and Tenant's remedies set forth in this Lease, if either party fails to maintain any insurance which such party is required to maintain pursuant to this Article XIV such party shall be liable to the other party for any loss or costs to such party resulting from such failure to maintain.

14.5 Certificates of Insurance. Each party shall furnish to the other party, prior to the commencement of the Term, policies or certificates evidencing such coverage, which policies or certificates shall state that such insurance coverage may not be reduced, canceled or not renewed without at least thirty (30) days' prior written notice to Landlord and Tenant (unless such cancellation is due to nonpayment of premium, and in that case, only ten (10) days' prior written notice shall be sufficient). All policies of insurance shall be endorsed to be primary and non-contributory to all insurance available to the other party. All insurance obtained by each party shall be with insurance companies rated A- or better as to quality.

XV. LANDLORD SERVICES AND UTILITIES

15.1 Services Provided. As long as Tenant is not in Default (provided, however, that the terms of Section 15.3 below shall prevail even if Tenant is in Default) in the payment of Basic Rent or Additional Rent, Landlord shall use commercially reasonable efforts to furnish or cause to be furnished the following services, the costs of which shall, in all instances, be deemed Operating Expenses (except to the extent paid entirely by Tenant, as hereinafter provided):

(a) Air conditioning and heating when necessary to provide a temperature condition required for comfortable occupancy of the Premises under normal business operations and otherwise in accordance with the Base Building Conditions attached to this Lease as Exhibit 1 to the Work Letter, daily from 7:00 a.m. to 7:00 p.m. (Saturdays from 7:00 a.m. to 1:00 p.m.), Sundays and Holidays (as defined below) excepted. Whenever Tenant's use or occupancy of the Premises exceeds the design loads for the system providing heating and air conditioning, or lighting or heat-generating machines or equipment which cumulatively exceed such design loads are used by Tenant in the Premises, which affect the temperature otherwise maintained by the heating, ventilating and air conditioning system in the Premises or Building, Landlord may temper such excess loads by installing supplementary heat or air conditioning units in the Premises or elsewhere where necessary, and the cost of such units and the expense of installation, including, without limitation, the cost of preparing working drawings and specifications, shall be paid by Tenant as Additional Rent within ten (10) days after Landlord's demand therefor. The expense resulting from the operation and maintenance of any such supplementary heat or air conditioning units shall be paid by Tenant to Landlord as Additional Rent at rates fixed by Landlord. Landlord's agreements hereunder are subject to mandatory presidential and governmental restrictions on energy use, but any voluntary restrictions instituted by Landlord must first be approved by Tenant. As used herein, "Holidays" shall mean only the generally observed holiday days for New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving and Christmas.

(b) Domestic water in common with other tenants for drinking, lavatory and toilet purposes drawn through fixtures installed by Landlord, or by Tenant in the Premises with Landlord's reasonable written consent, and hot water in common with other tenants for lavatory purposes from regular Building supply. Tenant shall pay Landlord as Additional Rent at Landlord's actual cost for domestic water and hot water furnished for any other purpose. Tenant shall not waste or permit the waste of water.

(c) Janitorial and cleaning service nightly in and about the Premises in a manner that does not materially interfere with Tenant's operations in the Premises (Saturdays, Sundays and holidays excepted), pursuant to the janitorial specifications attached hereto as Exhibit D. Tenant acknowledges, to the extent Landlord: (i) adheres to a cleaning schedule for the Premises between the hours of 6:00 P.M. and 2:00 A.M. ("Cleaning Hours"), and (ii) reasonably cooperates to cause the janitorial service provider to coordinate its cleaning services so as to not disturb Tenant's Operational Areas during certain hours specified by Tenant from time to time, Landlord shall not be deemed to materially interfere with Tenant's operations. Tenant shall not provide or use any other janitorial or cleaning services without Landlord's consent, and then only subject to supervision of Landlord and at Tenant's sole responsibility and by a janitor, cleaning contractor or employees at all times satisfactory to Landlord. Tenant shall advise Landlord, in writing, prior to the Commencement Date of any areas within the Premises to which Landlord shall not be permitted access without Tenant's presence and permission ("Secured Areas"), which identified areas may from time to time be modified by Tenant upon further written notice to Landlord. Landlord shall only be obligated to provide janitorial services to Secured Areas to the extent Tenant provides access thereto to Landlord at such time as Landlord's cleaning crew is prepared, during the Cleaning Hours, to provide cleaning services to such area. A written statement by Landlord's janitorial services provider, stating it was prepared to provide janitorial services, during Cleaning Hours on a date certain to a Secured Area, but was unable to do so because access thereto was not provided by Tenant at such time as the service provider was prepared to provide services, shall, absent manifest error, constitute a binding waiver by Tenant with respect to Landlord's obligation to deliver janitorial services on the date and place so referenced.

(d) Passenger elevator service in common with Landlord and other persons, and freight elevator service in common with Landlord and other persons, twenty-four (24) hours a day, three hundred sixty-five (365) days a year, subject to emergencies and repairs (provided, however, that Tenant shall be able to access the Premises at all times except for emergencies which render all elevators inactive).

(e) Electricity shall not be furnished by Landlord, but shall be furnished by an electric utility company serving the area in which the Building is located. Landlord shall permit Tenant to receive such service directly from such utility company at Tenant's cost, and shall make Landlord's wire and conduits suitable, safe and capable to be used for such purposes. Tenant shall make all necessary arrangements with the utility company for metering of and paying for electric current furnished by it to Tenant and Tenant shall pay for all charges for installation of electric meters and electric current consumed on the Premises during Tenant's occupancy. The electricity used during the performance of janitorial service, the making of alterations or repairs in the Premises, and for the operation of the Building's air conditioning system at times other than as provided in subparagraph (a) hereof, or the operation of any special air conditioning systems which may be required for data processing equipment or for other special equipment or machinery installed by Tenant, shall be paid by Tenant. Electricity for the Building is currently provided by Commonwealth Edison ("Electric Service Provider"). So long as there is no adverse impact on electric service being provided to the remainder of the Building, Tenant shall have the right at any time and from time to time during the Term to either contract for electric service from a different company or companies providing electricity service (each such company being referred to as an "Alternate Service Provider" or "ASP") or continue to contract for service from the Electric Service Provider. If Tenant selects an Alternate Service Provider to provide electricity to the Premises, Tenant shall make all necessary arrangements with the ASP for metering and paying for electric current furnished by the ASP to Tenant, and Tenant shall pay for all charges for electric current consumed on the Premises during the Term. Landlord shall in no way be responsible for any loss, damage, or expense that Tenant may sustain or incur by reason of any change, failure, interference or defect in the supply or character of the electric energy furnished to the Premises or if the quantity or character of the electric energy supplied by the Electric Service Provider or any Alternate Service Provider is no longer available or suitable for Tenant's requirements, unless such changes, failure, interference or defect is a result of Landlord's negligence or willful misconduct. No such change, failure, defect, unavailability or unsuitability shall constitute an actual or constrictive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease unless such changes, failure, interference or defect is a result of Landlord's negligence or willful misconduct. Tenant shall make no alterations or additions to the electric equipment or appliances which serve the Building, and not solely the Premises, without the prior reasonable written consent of Landlord in each instance. Tenant also agrees to purchase from Landlord or its agents all lamps, bulbs, ballasts and starters used in the Premises during the Term, which materials shall be sold to Tenant by Landlord at Landlord's actual cost. Tenant covenants and agrees that at all times its use of electric current shall never exceed the capacity of the feeders to the Building or the risers or wiring installed thereon.

(f) Landlord shall provide 24-hour manned security of the Building 365 days a year. Without limiting the foregoing, Tenant shall have the right to have its own security system for the Premises, subject to Landlord's access rights referenced herein. Tenant shall have the right to connect and coordinate Tenant's security systems with the Building cardkey access system. Landlord shall not charge Tenant for the initial hook-up to the Building cardkey access system or for adding or deleting Tenant personnel from the system during the Term of this Lease, including providing new or replacement cards.

(g) Landlord may provide such extra or additional services as it is reasonably possible for Landlord to provide, and as Tenant may request from time to time, within a reasonable period after the time such extra or additional services are requested. Tenant shall pay, for such extra or additional services, an amount equal to Landlord's actual cost reasonably incurred in providing such additional services, such amount to be considered additional rent hereunder. All charges for such extra or additional services shall be due and payable at the same time as the installment of Basic Rent with which they are billed, or if billed separately, shall be due and payable within ten (10) days after such billing. Any such billings for extra or additional services shall include an itemization of the extra or additional services rendered, and the charge for each such service. Notwithstanding the foregoing, Landlord represents the current after-hours HVAC cost is currently Seventy Five Dollars ($75.00) per hour per floor for heating and Ninety Dollars ($90.00) per hour per floor for cooling, and Landlord agrees such charge shall not increase by an amount which exceeds Landlord's actual cost (excluding any Landlord service charge or mark-up) from year to year to provide such additional services.

15.2 Efficient First-Class Operation. Landlord agrees to operate or cause to be operated, the Building and the Common Areas in a manner generally consistent as to quality of operations with similarly situated first-class office buildings in the downtown Chicago market and shall provide or cause to be provided management and service of a quality generally consistent in all material respects with the standard of management and service from time to time applicable to the operation of similarly situated first-class office buildings in the downtown Chicago market ("First-Class Standards"). Landlord shall: (i) maintain the Building (other than those areas for which Tenant is responsible under this Lease) in substantial compliance in all material respects with all laws and any requirements set forth in this Lease; (ii) maintain the Building finishes in the Common Areas in a quality and design generally consistent with the existing design and materials, subject however to Landlord's right to redesign the finishes within the Common Areas from time to time as Landlord deems reasonably appropriate, consistent with First-Class Standards; and (iii) cause the Building and Common Areas, including adjacent walkways, to be maintained and reasonably free from debris, snow, and ice consistent with First-Class Standards. Landlord shall competitively bid, not less frequently than once every three (3) years, all material contracts (except the management agreement) pursuant to which any material Operating Expenses are incurred and, to the extent consistent with First-Class Standards, award each such contract to the lowest qualified bidder, unless Landlord determines the lowest bid is not in the best interests of the Project and shall furnish to Tenant such information as Tenant may from time to time reasonably request evidencing Landlord's compliance with the above provisions.

15.3 Reduction or Cessation of Services.

(a) Defined Terms. The following terms shall have the following meanings:

(i) "Critical Services" shall mean, taking into account Tenant's desire to conduct its business during normal business hours (daily from 7:00 a.m. to 7:00 p.m., Saturdays from 7:00 a.m. to 1:00 p.m., Sundays and Holidays excepted); (1) service to the Building and distribution through the Building of all utilities necessary for Tenant to operate its business in the Premises, including but not limited to electricity, gas, water, sewer, telephone, cable, satellite and fiber optic lines; (2) operation of the heating, ventilation and air conditioning systems such that the temperatures required pursuant to the Base Building Conditions attached to this Lease as Exhibit 1 to the Work Letter are maintained; (3) operation of the Building system generator, the Building life safety systems, and the Building envelope (such as the curtain wall, roof and foundation); and (4) maintenance at all times of pedestrian access to and from the Building and the Premises.

(ii) "Operational Areas" shall mean any portion of the Premises used primarily as a financial processing center, including but not limited to the computer room. Prior to or at the time of the Commencement Date, Tenant shall provide Landlord written notice of which portions of the Premises constitute Operational Areas, and Tenant shall also notify Landlord from time to time of any changes in the portions of the Premises that constitute Operational Areas.

(iii) "Reduction of Services" means that with respect to the Premises or any portion thereof, (1) Landlord shall fail to comply with Section 15.1(f); (2) Landlord shall fail to provide at least two (2) passenger elevator cabs serving the Premises for a period of time exceeding twenty-four (24) consecutive hours; or (3) Landlord shall fail in any material respect to furnish to Tenant any service required to be furnished under this Lease that is not cured within ten (10) days after Tenant's notice to Landlord thereof, but, in any event, such failure is not the result of a Force Majeure event (as defined in Section 24.16), casualty or condemnation.

(iv) "Untenantable" and "Untenantability" means that (1) the Premises, or any material portion thereof, cannot be used and occupied as intended by Tenant in the normal course of Tenant's business in compliance with applicable laws and in fact is not so occupied and used by Tenant or (2) pedestrian access to and from the Building and the Premises is so materially and adversely affected as a result of snow and ice, temporary closures, a failure of security card systems or by any other circumstances, whether foreseen or not that as a result thereof the Premises, or any portion thereof, cannot be used and occupied as intended by Tenant in the normal course of Tenant's business and in fact is not so occupied and used by Tenant.

(b) Untenantability of Operational Area. If any Operational Area of the Premises is rendered Untenantable, then at any time after two (2) hours' oral notice to Landlord (and Landlord having been provided access by Tenant to any Secured Areas of the Premises for which Landlord does not have keys to the extent such access is reasonably necessary for Landlord to cure such Untenantability), Tenant may (but shall not be obligated to) commence such actions as Tenant determines to be reasonably necessary or reasonably appropriate to cure such Untenantability affecting any Operational Area, unless Landlord, prior to the expiration of such two-hour period, has itself commenced taking such actions to cure such Untenantability as are reasonably necessary or reasonably appropriate (taking into account Tenant's essential need to conduct its business in such Operational Areas, twenty-four (24) hours a day, seven (7) days a week). Landlord shall reimburse Tenant for all reasonable out-of-pocket costs so incurred by Tenant pursuant to the immediately preceding grammatical sentence, except to the extent such cessation, material interruption or material reduction of services was caused by the wrongful conduct of, or breach of this Lease by Tenant, its subtenants, officers, directors, contractors, agents, licensees or employees (including Tenant, "Tenant Related Parties").

(c) Untenantability of Other Areas; Critical Services. If (i) there occurs a cessation or material interruption or material reduction of any of the Critical Services which materially adversely affects an Operational Area ("Critical Services Interruption to Operational Areas"), or (ii) there occurs a cessation or material interruption or material reduction of any of the services required to be furnished by Landlord under this Article XV or by other provisions in this Lease and as a result thereof any area of the Premises, other than an Operational Area, is rendered Untenantable and in the case of the just referenced subsection (ii), such event was not the result of a Force Majeure event, casualty or condemnation, then (unless an emergency repair is necessary to protect life or property), at any time after forty-eight (48) hours' notification to Landlord, orally or in writing (and Landlord having been provided access by Tenant to any Secured Areas of the Premises for which Landlord does not have keys to the extent such access is reasonably necessary for Landlord to cure such Untenantability), Tenant may (but shall not be obligated to) commence such actions as Tenant determines to be reasonably necessary or reasonably appropriate to cure such cessation or material interruption or material reduction of any of the Critical Services affecting any Operational Area or such Untenantability, unless Landlord has itself commenced taking such actions to cure the same as are reasonably necessary or reasonably appropriate (taking into account Tenant's essential need to conduct its business in such Operational Areas, twenty-four (24) hours a day, seven (7) days a week). Landlord shall reimburse Tenant for all reasonable out-of-pocket costs so incurred by Tenant pursuant to the immediately preceding grammatical sentence, except to the extent such cessation, interruption or reduction of services was caused by the wrongful conduct of, or breach of this Lease by Tenant Related Parties.

(d) Reduction of Services. Without limitation of Tenant's rights under Sections 15.3(b) and 15.3(c) above, Tenant may elect the following remedies in the event of a Reduction of Services:

(i) If the Reduction of Services has occurred and is ongoing either for a period of at least four (4) consecutive business days or for at least twelve (12) separate business days during any twelve (12) consecutive month period, then Tenant may give written notice (the "Service Notice") to Landlord (1) describing the Reduction of Services, (2) providing a detailed explanation, and reasonable evidence thereof, and (3) identifying the representative(s) of Tenant who will work with Landlord to correct the Reduction of Services.

(ii) Upon Landlord's receipt of the Service Notice, Landlord and Tenant's representative(s) shall work together diligently and in good faith to identify and resolve the cause of the Reduction of Services within thirty (30) days following Landlord's receipt of the Service Notice (the "Initial Cure Period"). The Initial Cure Period shall be extended to the extent necessary to resolve the cause of the Reduction of Services, provided that Landlord has commenced and is thereafter, diligently pursuing such cure, and the Initial Cure Period shall not be extended by more than ninety (90) additional days.

(iii) If, after the end of the Initial Cure Period (as it may be extended), the Reduction of Services has not been cured so as to comply with the terms and provisions of this Lease, then Tenant may deliver a second written notice (the "Self-Help Repair Notice") to Landlord containing (1) a statement that, within five (5) business days after Landlord's receipt of the Self-Help Repair Notice, Tenant intends to commence its own repairs, (2) a reasonable description of the procedures and repairs that Tenant intends to undertake and the estimated cost thereof (the "Self-Help Repairs") and (3) a reasonable description of the parties Tenant intends to use to perform the Self-Help Repairs.

(iv) Provided Landlord commences with Self-Help Repairs within five (5) business days after delivery of the Self-Help Repair Notice and diligently pursues the Self-Help Repairs, in accordance with First-Class Standards, to completion, but subject to delays resulting from Force Majeure (as defined in Section 24.16), Tenant shall not undertake the Self-Help Repairs.

(v) In the event Tenant commences the Self-Help Repairs or any repairs to be performed by Tenant pursuant to the terms of subsections (b) or (c) above, the Self-Help Repairs shall not adversely affect in any material manner the structural integrity of the Building or the electrical, exhaust, mechanical, plumbing, HVAC, life safety or other utility or safety systems of the Building.

(vi) In the event Tenant commences and completes the Self-Help Repairs by reason of Landlord's failure to comply with the provisions of subparagraph 15.3(d)(iv) above, then, unless such Reduction of Services resulted from the negligence or willful misconduct of, or breach of this Lease by, any of Tenant Related Parties, then Landlord shall reimburse Tenant for the reasonable actual out-of-pocket cost thereof, within thirty (30) days following Tenant's delivery to Landlord of: (1) a written notice describing in reasonable detail the action taken by Tenant, (2) reasonably satisfactory evidence of the need for and the cost of the Self-Help Repairs, and (3) sworn contractor's statements, waivers of lien (or equivalent documentation) and other applicable documentation reasonably necessary to protect Landlord's title to the Land.

(vii) If Tenant seeks to undertake any Self-Help Repairs or any repairs to be performed by Tenant pursuant to the terms of subsections (b) or (c) above, Tenant shall (1) proceed in accordance with all applicable laws; (2) retain, to make such repairs, only such reputable contractors and suppliers as are duly licensed by the State of Illinois and insured in accordance with the provisions of the Work Letter; (3) effect such repairs in a good and workmanlike and commercially reasonable manner; (4) use new or like new materials; and (5) take reasonable efforts to minimize any interference or impact on the Landlord or other tenants and occupants of the Building.

(e) Other Remedies. In addition to the remedies set forth elsewhere in this Lease, Tenant shall have the following remedies:

(i) Notwithstanding anything to the contrary contained in this Lease, in the event Landlord at any time fails to maintain the temperatures required pursuant to the Base Building Conditions attached to this Lease as Exhibit 1 to the Work Letter, then in addition to Tenant's remedies for cessation, interruption or reduction of services set forth elsewhere in this Lease, Landlord agrees that, promptly upon Landlord's receipt of a written notice from Tenant, Landlord, at Landlord's sole cost and expense (which cost and expense shall be included in Operating Expenses unless such condition resulted from the wrongful conduct of, or breach of this Lease by, Tenant or any other Tenant Related Party or failure of Tenant's supplemental HVAC systems, in which events Tenant shall pay for all costs of repairs), shall, to the extent such action would alleviate the issue which is the subject of Tenant's notice to Landlord, extend the operating hours of the HVAC systems so as to correct any failure to meet the temperature specifications and deliver service that is in compliance with the Base Building Conditions.

(ii) With respect to the security services to be provided by Landlord under Section 15.1(f) above, if Landlord fails to provide the security required under Section 15.1(f), then, upon twenty-four (24) hours' prior notice (telephonic or oral) to Landlord or its Building management of such failure, Tenant may provide (until Landlord provides) its own security personnel to the extent of such deficiency in Landlord's personnel. Landlord shall reimburse Tenant for actual reasonable expenses incurred as a result thereof within thirty (30) days following Tenant's delivery to Landlord of an invoice or statement.

(f) Multiple Remedies. In the event any cessation, material interruption or material reduction of any services entitles Tenant to exercise more than one remedy in this Section 15.3 (for example, but not by way of limitation, Tenant may elect to exercise self-help rights after forty-eight (48) hours' notice), then Tenant may exercise any such remedy at its sole option.

15.4 Regulations Regarding Utilities Services. Tenant agrees to cooperate fully, at all times, with Landlord in abiding by all reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of all utilities and services reasonably necessary for the operation of the Premises and the Building. Throughout the Term of this Lease, Landlord shall have free access to any and all mechanical installations, and Tenant agrees that there shall be no construction of partitions or other obstructions which might unreasonably interfere with access to or the moving or servicing of equipment to or from the enclosures containing said installations. Tenant further agrees that neither Tenant nor its employees, agents, licensees, invitees or contractors shall at any time tamper with Landlord's mechanical installations.

XVI. INDEMNIFICATION AND LIABILITY OF LANDLORD

16.1 Tenant Indemnification. Except to the extent caused by the negligence or willful misconduct of Landlord, Tenant will neither hold nor attempt to hold Landlord, its Agents or Mortgagee liable for, and Tenant will indemnify, hold harmless and defend (with counsel reasonably acceptable to Landlord) Landlord, its Agents and Mortgagee, from and against, any and all demands, claims, causes of action, fines, penalties, damages, liabilities, judgments, and expenses (including, without limitation, reasonable attorneys' fees) for any: (i) death or personal injury to any persons and (ii) damage to the Premises, Building or Project or theft, misappropriation or loss of property occurring in or about the Premises and the Project incurred in connection with or arising from: (a) the use or occupancy or manner of use or occupancy of the Premises by Tenant or its Agents; (b) any activity, work or thing done, permitted or suffered by Tenant or its Agents in or about the Premises or the Project; (c) any wilful misconduct or negligence of Tenant or its Agents; and (d) any breach, violation or nonperformance by Tenant or its Agents of any term, covenant or provision of this Lease or any law, ordinance or governmental requirement of any kind. Landlord shall, prior to making any claim against Tenant pursuant to the terms of this Section 16.1, use commercially reasonable efforts to recover any damages Landlord may have against Tenant from insurance coverage benefiting Landlord.

16.2 Waiver and Release. Except to the extent caused by the negligence or willful misconduct of Landlord, Tenant covenants and agrees that Landlord, its Agents and Mortgagee will not at any time or to any extent whatsoever be liable, responsible or in any way accountable for any loss, injury, death or damage (including consequential damages) to persons, property or Tenant's business occasioned by: (i) any act or omission of Landlord or its Agents; (ii) any acts or omissions, including theft, of or by any other tenant, occupant or visitor of the Project; or (iii) any injury or damage to persons or property resulting from any casualty, explosion, falling plaster or other masonry or glass, steam, gas, electricity, water or rain which may leak from any part of the Building or any other portion of the Project or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface or from any other place, or resulting from dampness. Tenant agrees to give prompt notice to Landlord upon the occurrence of any of the events set forth in this Section 16.2 or of defects in the Premises or the Building, or in the fixtures or equipment.

16.3 Landlord Indemnification. Except to the extent caused by the negligence or willful misconduct of Tenant, Landlord will neither hold nor attempt to hold Tenant, or its Agents liable for, and Landlord will indemnify, hold harmless and defend (with counsel reasonably acceptable to Tenant) Tenant and its Agents, from and against, any and all demands, claims, causes of action, fines, penalties, damages, liabilities, judgments, and expenses (including, without limitation, reasonable attorneys' fees) for any: (i) death or personal injury to any persons and (ii) damage to the Premises, Building or Project or theft, misappropriation or loss of property occurring in or about the Premises and the Project incurred in connection with or arising from: (a) any wilful misconduct or negligence of Landlord or its Agents; (b) any breach, violation or nonperformance by Landlord or its Agents of any term, covenant or provision of this Lease or any law, ordinance or governmental requirement of any kind; and (c) the presence or removal of any asbestos in the Building. Tenant shall, prior to making any claim against Landlord pursuant to the terms of this Section 16.3, use commercially reasonable efforts to recover any damages Tenant may have against Tenant from insurance coverage benefiting Tenant.

16.4 Survival. The covenants, agreements and indemnification obligations under this Article XVI will survive the expiration or earlier termination of this Lease for a period of three (3) years. Tenant's covenants, agreements and indemnification obligations are not intended to and will not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease.

XVII. RULES AND REGULATIONS

Tenant agrees to observe and not to interfere with the rights reserved to Landlord in Article XXIII and agrees, for itself, its employees, agents, contractors, invitees and licensees, to comply with the rules and regulations set forth in Exhibit E attached to this Lease and made a part hereof and such other reasonable rules and regulations as may be adopted by Landlord from time to time, provided any such other rules and regulations do not materially interfere with Tenant's use and enjoyment of the Premises ("Rules and Regulations"). Landlord shall give Tenant at least thirty (30) days' notice (including a copy) of any new Rules and Regulations (except that notice of less than thirty (30) days shall be permitted in a situation in which more prompt action is reasonably required). Landlord shall use reasonable efforts to enforce the Rules and Regulations against the other tenants in the Building and shall not otherwise discriminate against Tenant in the enforcement of such Rules and Regulations. Landlord shall not be responsible for any non-observance of the Rules and Regulations by other tenants as long as Landlord uses reasonable efforts to enforce the Rules and Regulations if non-observance is causing interference with Tenant's use of the Premises or the other rights and benefits afforded Tenant under this Lease. In the event of a conflict between such Rules and Regulations and the terms of this Lease, the terms of this Lease, in all incidents, shall control, govern and prevail.

XVIII. DAMAGE; CONDEMNATION

18.1 Damage Notice. If the Premises, the Building or the Common Areas are damaged by fire or other casualty and if such damage renders all or a substantial portion of the Premises or the Building untenantable or the Common Areas unusable, Landlord shall (a) on or before thirty (30) days after the date of such damage, deliver to Tenant a notice containing the estimate of a qualified licensed architect or general contractor doing business in the greater Chicago area of the length of time that will be required to substantially complete the repair and restoration of the Building and the Common Areas substantially to the condition that existed immediately prior to the casualty and the Premises to the condition ready for Tenant to restore the Tenant Improvements, with the Base Building Conditions described in Exhibit 1 attached to the Work Letter completed, and (b) with reasonable promptness, proceed to repair and restore the Building and the Common Areas to the condition described in Section 18.1(a), subject to the terms of Sections 18.2(i) and (iii) below.

18.2 Right To Terminate. In the event of casualty to the Premises or the Building or the Common Areas, the parties shall have the following termination rights:

(i) If it is estimated that the amount of time required to substantially complete the repair and restoration of the Premises to the condition ready for Tenant to restore the Tenant Improvements, the Building or the Common Areas, as applicable, will exceed two hundred seventy (270) days from the date such damage occurred, then either Landlord or Tenant (but as to Tenant, only if all or a substantial portion of the Premises are rendered Untenantable) shall have the right to terminate this Lease as of the date of such damage upon giving notice to the other at any time within thirty (30) days after Landlord gives Tenant the notice containing said estimate (it being understood that, if it elects to do so, Landlord may also give such notice of termination together with the notice containing said estimate).

(ii) If Landlord does not actually complete its repairs and restoration of the Building, Common Areas and the Premises to the condition ready for Tenant to restore the Tenant Improvements on or before one year after the date of damage, subject to Force Majeure (as defined in Section 24.16), then Tenant may terminate this Lease on or before thirty (30) days after the anniversary of the date of damage (as such anniversary may be extended for Force Majeure);

(iii) If damage rendering all or a substantial portion of the Premises, Common Areas or the Building untenantable occurs during the last two (2) years of the Term, then either party may terminate this Lease by giving the other party notice of such termination on or before thirty (30) days after the date of damage. Notwithstanding the foregoing,

Tenant may void any such election by Landlord to terminate this Lease in the last two (2) years of the Term by exercising the Renewal Options (defined below), as applicable.

If any of the foregoing termination options are exercised, this Lease shall terminate as of the date of such notice. Unless this Lease is terminated pursuant to this Section 18.2, Landlord shall proceed with reasonable promptness to repair and restore the Premises to the condition ready for Tenant to restore the Tenant Improvements, the Building and the Common Areas, subject to Force Majeure, as defined in Section 24.16. Notwithstanding anything to the contrary set forth herein, Landlord shall have no duty pursuant to this Section to repair or restore any portion of the alterations, additions or improvements owned by Tenant and which are not affixed to the Premises or the Tenant Improvements or to expend for any repair or restoration amounts in excess of insurance proceeds paid to Landlord and available for repair or restoration.

18.3 Abatement of Rent. In the event any fire or casualty damage not caused by the act or negligence of Tenant, its agents or employees, renders all or a portion of the Premises Untenantable and if this Lease is not terminated pursuant to Section 18.2 by reason of such damage, then Rent shall abate proportionately during the period beginning with the date of such damage and ending with the date which is the earlier of (a) one hundred twenty (120) days after Landlord tenders the Premises to Tenant in the condition required by Section 18.1 above for restoration of the Tenant Improvements or (b) the date Tenant commences conduct of business from the Premises. Such abatement shall be in an amount bearing the same ratio to the total amount of Rent for such period as the portion of the Premises Untenantable (and which Tenant is actually not occupying) from time to time bears to the entire Premises. In the event of termination of this Lease pursuant to Section 18.2, Rent shall be apportioned on a per diem basis and shall be paid to the date prior to the date of the fire or casualty.

18.4 Condemnation. If the entire Building, the Common Areas or a substantial part thereof, or any part thereof which includes twenty-five percent (25%) or more of the Premises, shall be taken or condemned by any competent authority for any public or quasi-public use or purpose, the Term of this Lease shall end upon and not before the earlier of the date when the possession of the part so taken shall be required for such use or purpose or the effective date of the taking, and without apportionment of the award to or for the benefit of Tenant. If any condemnation proceeding shall be instituted in which it is sought to take or damage any part of the Building, the Common Areas or the Land, the taking of which, in Landlord's opinion, would prevent the economical operation of the Building, the Common Areas or the Development, Landlord shall have the right to terminate this Lease upon written notice given to Tenant not less than ninety (90) days prior to the date of termination designated in said notice. In either of these events, Rent at the then current rate shall be apportioned as of the date of the termination. No money or other consideration shall be payable by Landlord to Tenant for the right of termination, and Tenant shall have no right to share in the condemnation award, whether for a total or partial taking, for loss of Tenant's leasehold but Tenant shall have the right to pursue against and receive from the condemning authority any separate award payable to Tenant.

XIX. DEFAULT OF TENANT

19.1 Events of Default. The occurrence of any one or more of the following matters constitutes a "Default" by Tenant under this Lease:

(i) Failure by Tenant to pay any Basic Rent and Additional Rent within five (5) days after notice from Landlord of Tenant’s failure to pay the same on or before the date due and payable hereunder;

(ii) Failure by Tenant to pay, within ten (10) days after notice from Landlord to Tenant of failure to pay on the due date, any other moneys required to be paid by Tenant under this Lease (provided, however, that Tenant shall not be considered in Default in the event Tenant delivers to Landlord, on or before the due date, notice of Tenant's reasonable objections to the amounts due and pays any amounts not in dispute; provided further, however, in the event Tenant disputes any such amount and fails to pay such disputed amount when due and it is later determined by agreement of the parties or judicial determination that Landlord is entitled to any disputed sums, Tenant shall be obligated to pay Landlord, in addition to the disputed sums, a late payment charge applicable thereto pursuant to Section 24.31 hereof and default interest at the Interest Rate set forth in Section 1.23 hereof, and in addition thereto, Tenant shall reimburse Landlord for any reasonable attorneys' fees incurred with respect to such dispute);

(iii) An assignment or subletting in violation of Section 9.1;

(iv) Failure by Tenant, within thirty (30) days after notice of failure, to comply with Tenant's warranties, representations or covenants set forth in Article VIII;

(v) Failure by Tenant to observe or perform any other covenant, agreement, condition or provision of this Lease, if such failure continues for thirty (30) days after notice thereof from Landlord to Tenant (or, if such default cannot be cured or corrected within such thirty-day period, such longer period necessary to cure or correct such default, provided Tenant commences the cure or correction within such thirty-day period and pursues diligently the remedies or steps necessary to complete such cure or correction, provided that in no event shall Tenant have more than one hundred twenty (120) days after receipt of notice to complete the cure or correction);

(vi) The levy upon, under writ of execution or the attachment by legal process of, the leasehold interest of Tenant, or the filing or creation of a lien with respect to such leasehold interest, which lien shall not be released, bonded over or discharged within sixty (60) days from the date of such filing;

(vii) Tenant becomes insolvent or bankrupt or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a trustee or receiver for Tenant or for the major part of its property;

(viii) A trustee or receiver is appointed for Tenant or for the major part of its property and is not discharged within sixty (60) days after such appointment; or

(ix) Any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding for relief under any bankruptcy law, or similar law for the relief of debtors, is instituted (a) by Tenant or (b) against Tenant and is allowed against it or is consented to by it or is not dismissed within sixty (60) days after such institution.

19.2 Rights and Remedies of Landlord. If a Default occurs, Landlord shall have the rights and remedies hereinafter set forth, which shall be distinct, separate and cumulative and shall not operate to exclude or deprive Landlord of any other right or remedy allowed it by law:

(i) Landlord may terminate this Lease by giving to Tenant notice of Landlord's election to do so, in which event the Term of this Lease shall end, and all right, title and interest of Tenant hereunder shall expire, on the date stated in such notice;

(ii) Landlord may terminate the right of Tenant to possession of the Premises without terminating this Lease by giving notice to Tenant that Tenant's right to possession shall end on the date stated in such notice, whereupon the right of Tenant to possession of the Premises or any part thereof shall cease on the date stated in such notice; and

(iii) Landlord may enforce the provisions of this Lease and may enforce and protect the rights of Landlord hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy, including recovery of all moneys due or to become due from Tenant under any of the provisions of this Lease.

19.3 Right to Re-Enter. If Landlord exercises either of the remedies provided in Sections 19.2(i) or (ii) Tenant shall surrender possession and vacate the Premises and immediately deliver possession thereof to Landlord, and Landlord may re-enter and take complete and peaceful possession of the Premises, with process of law, full and complete license to do so being hereby granted to Landlord, and Landlord may remove all occupants and property therefrom, using such force as may be permitted by law, without being deemed guilty in any manner of trespass, eviction or forcible entry and detainer and without relinquishing Landlord's right to Rent or any other right given to Landlord hereunder or by operation of law. Landlord agrees, in no event shall Landlord lock-out Tenant and Landlord's right to retake possession of the Premises and to remove any property therefrom shall only be exercised pursuant to a final, non-appealable court order granting possession to Landlord.

19.4 Current Damages. If Landlord terminates the right of Tenant to possession of the Premises without terminating this Lease, Landlord shall have the right to immediate recovery of all amounts then due hereunder. Such termination of possession shall not release Tenant, in whole or in part, from Tenant's obligation to pay Rent hereunder for the full Term, and Landlord shall have the right, from time to time, to recover from Tenant, and Tenant shall remain liable for all Basic Rent and Additional Rent and any other sums accruing as they become due under this Lease during the period from the date of such notice of termination of possession to the stated end of the Term. In any such case, Landlord shall use commercially reasonable efforts to relet the Premises or any part thereof for the account of Tenant for such rent, for such time (which may be for a term extending beyond the Term of this Lease) and upon such terms as Landlord shall determine and may collect the rents from such reletting. Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant relative to such reletting. Also, in any such case, Landlord may make repairs, alterations and additions in or to the Premises and redecorate or reconstruct the same to the extent deemed by Landlord necessary or desirable and in connection therewith change the locks to the Premises, and Tenant upon demand shall pay the cost of all of the foregoing together with Landlord's expenses of reletting. The rents from any such reletting shall be applied first to the payment of the expenses of reentry, redecoration, reconstruction, repair and alterations and the expenses of reletting and second to the payment of Rent herein provided to be paid by Tenant. Any excess or residue shall operate only as an offsetting credit against the amount of Rent due and owing as the same thereafter becomes due and payable hereunder, and the use of such offsetting credit to reduce the amount of Rent due Landlord, if any, shall not be deemed to give Tenant any right, title or interest in or to such excess or residue and any such excess or residue shall belong to Landlord solely, and in no event shall Tenant be entitled to a credit on its indebtedness to Landlord in excess of the aggregate sum (including Basic Rent and Additional Rent) which would have been paid by Tenant for the period for which the credit to Tenant is being determined, had no Default occurred. No such reentry or repossession, repairs, alterations and additions, or reletting shall be construed as an eviction or ouster of Tenant or as an election on Landlord's part to terminate this Lease, unless a written notice of such intention is given to Tenant, or shall operate to release Tenant in whole or in part from any of Tenant's obligations hereunder, and Landlord, at any time and from time to time, may sue and recover judgment for any deficiencies remaining after the application of the proceeds of any such reletting.

19.5 Final Damages. If this Lease is terminated by Landlord pursuant to Section 19.2(i), Landlord shall be entitled to recover from Tenant all Rent accrued and unpaid for the period up to and including such termination date, as well as all other additional sums payable by Tenant, or for which Tenant is liable or for which Tenant has agreed to indemnify Landlord under any of the provisions of this Lease, which may be then owing and unpaid, and all costs and expenses, including court costs and attorneys' fees incurred by Landlord in the enforcement of its rights and remedies hereunder, and, in addition, Landlord shall be entitled to recover as damages for loss of the bargain and not as a penalty the aggregate sum which at the time of such termination represents the excess, if any, of the present value of the aggregate rents which would have been payable after the termination date had this Lease not been terminated, including, without limitation, Basic Rent at the annual rate or respective annual rates for the remainder of the Term provided for in Section 1.11 of this Lease or elsewhere herein and the amount projected by Landlord to represent Additional Rent for the remainder of the Term pursuant to Article IV of this Lease (not including any Renewal Terms that have not yet been exercised by Tenant), over the then present value of the then aggregate fair rental value of the Premises for the balance of the Term (not including any Renewal Terms that have not yet been exercised by Tenant), such present worth to be computed in each case on the basis of a per annum discount in the amount of the rate of interest paid on ten (10) year U.S. Treasury Bonds which mature closest to the date that the Term of this Lease expires plus two percent (2%), from the respective dates upon which such rentals would have been payable hereunder had this Lease not been terminated. Notwithstanding anything to the contrary contained in this Lease, in no event shall Tenant be required to pay any consequential, punitive or exemplary damages in connection with this Lease, except as provided in Section 21.2 below.

19.6 Removal of Personal Property. All property of Tenant removed from the Premises by Landlord pursuant to any provision of this Lease or applicable law may be handled,

removed or stored by Landlord at the cost and expense of Tenant, and Landlord shall not be responsible in any event for the value, preservation or safekeeping thereof. Tenant shall pay Landlord for all reasonable expenses incurred by Landlord with respect to such removal and storage so long as the same is in Landlord's possession or under Landlord's control. All such property not removed from the Premises or retaken from storage by Tenant within thirty (30) days after the end of the Term, however terminated, at Landlord's option, shall be conclusively deemed to have been conveyed by Tenant to Landlord as by bill of sale without further payment. or credit by Landlord to Tenant.

19.7 Assumption or Rejection in Bankruptcy. If Tenant is adjudged bankrupt, or a trustee in bankruptcy is appointed for Tenant, Landlord and Tenant, to the extent permitted by law, agree to request that the trustee in bankruptcy determine within sixty (60) days thereafter whether to assume or to reject this Lease.

19.8 Right to Perform. If Tenant shall fail to perform any act on its part to be performed hereunder, and such failure is not cured on or before thirty (30) days after notice from Landlord (except in case of an emergency) Landlord may, but shall not be obligated to, perform any such obligation of Tenant, and to recover from Tenant, as Additional Rent hereunder, the actual reasonable costs incurred by Landlord in performing such obligation, which costs shall be payable within thirty (30) days after Landlord's written demand thereof accompanied by reasonable substantiation thereof. Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment of sums due under this Section as in the case of Default by Tenant in the payment of Rent. All sums paid by Landlord and all penalties, interest and costs in connection therewith, shall be due and payable by Tenant together with interest thereon at the Interest Rate (as defined in Section 1.23), which shall be calculated from the date incurred by Landlord until the date of payment.

19.9 Waiver of Claim of Lien Upon Tenant's Personal Property. Landlord hereby waives any claim of lien upon Tenant's personal property and trade fixtures which are not fixtures within the Premises and, except to the extent of the rights set forth in Section 19.6 above, Landlord shall have no rights with respect to Tenant's personal property.

XX. MORTGAGES

This Lease is subject and subordinate to all ground or underlying leases and to any mortgage, deed of trust, security interest, or title retention interest affecting the Land, Building or Project (the "Mortgage") and to all renewals, modifications, consolidations, replacements and extensions thereof; provided that as a condition to such subordination to a Mortgage, Tenant shall receive (and agrees to execute) a non-disturbance agreement reasonably acceptable to Tenant which shall provide, among other things, that in no event shall Tenant's possession of the Premises or any of its rights and privileges hereunder be disturbed or interfered with by such Mortgagee or purchaser upon foreclosure as long as Tenant is not in Default under the terms of this Lease and agrees to attorn to such Mortgagee or purchaser when requested to do so by such party. This subordination shall be self-operative; however, in confirmation thereof, Tenant shall, within ten (10) days after receipt thereof, execute any instrument reasonably acceptable to Tenant that Landlord or any holder of any note or obligation secured by a Mortgage (the "Mortgagee") may request confirming such subordination. Notwithstanding the foregoing, before any foreclosure sale under a Mortgage, the Mortgagee shall have the right to subordinate the Mortgage to this Lease, and, in the event of a foreclosure, this Lease may continue in full force and effect and Tenant shall attorn to and recognize as its landlord the purchaser of Landlord's interest under this Lease. Tenant shall, upon the request of a Mortgagee or purchaser at foreclosure, execute, acknowledge and deliver any instrument reasonably acceptable to Tenant that has for its purpose and effect the subordination of the lien of any Mortgage to this Lease or Tenant's attornment to such purchaser. Landlord shall obtain and deliver to Tenant a subordination, non-disturbance and attornment agreement executed by the current Mortgagee in the form attached hereto as Exhibit F on or before thirty (30) days after the date of final execution and delivery of this Lease. In the event that Landlord fails to obtain and deliver such document to Tenant on or before the expiration of such thirty-day period, then Tenant shall be entitled to terminate this Lease.

XXI. SURRENDER; HOLDING OVER

21.1 Surrender of the Premises. At the termination of this Lease by lapse of time or otherwise or upon termination of Tenant's right of possession without termination of this Lease, Tenant shall surrender possession of the Premises to Landlord and deliver all keys to the Premises to Landlord and make known to Landlord the combination of all locks or vaults then remaining in the Premises, and, subject to the following paragraph, but without limiting Tenant's obligations pursuant to Section 10.2 or Article XI, Tenant shall return the Premises and all equipment and fixtures of Landlord therein to Landlord in broom-clean condition, ordinary wear, loss or damage by fire or other insured casualty, and damage resulting from the act of Landlord or its employees and agents excepted, failing which Landlord may restore the Premises and such equipment and fixtures to such condition and Tenant shall pay the reasonable cost thereof to Landlord on demand.

21.2 Holding Over. Tenant shall pay Landlord for each day Tenant retains possession of the Premises or any part thereof after termination of this Lease, by lapse of time or otherwise, or of Tenant's right to possession of the Premises, an amount which is one hundred fifty percent (150%) of the amount of Basic Rent and Additional Rent for a day in the last month of the Term, based upon the monthly rate of Basic Rent and the amount of Additional Rent due for the month immediately preceding such holdover period and beginning thirty (30) days after such holdover period begins, Tenant shall also pay all actual damages (but not consequential, special or punitive) sustained by Landlord by reason of such retention, provided in the event such holdover continues for in excess of three (3) months, Tenant shall be liable to Landlord for all Landlord's damages on account of such holdover, actual as well as consequential. Sixty (60) days prior to the scheduled expiration of the Term hereof, Tenant may request in writing that Landlord notify Tenant of any potential consequential damages in the event Tenant holds over in excess of three (3) months. Landlord shall respond to such request within five (5) business days after receipt. Acceptance by Landlord of rent after such termination shall not of itself constitute a renewal. Nothing contained in this Article XXI shall be construed or shall operate as a waiver of Landlord's right of reentry or any other right or remedy of Landlord.

XXII. QUIET ENJOYMENT

Landlord represents and warrants that as of the date hereof Landlord is the owner in fee simple of the Project. Landlord further agrees that provided Tenant is not then in Default, Tenant shall, during the Term and all extensions, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements of the Lease free from molestation or hindrance by Landlord or any other person, except claiming, by, through or under Tenant.

XXIII. RIGHTS RESERVED TO LANDLORD

23.1 Rights Reserved to Landlord. Landlord reserves the following rights, exercisable without notice and without liability to Tenant for damage or injury to property, person or business and without effecting an eviction or disturbance of Tenant's use or possession or giving rise to any claim for setoff or abatement of Rent or affecting any of Tenant's obligations under this Lease:

(a) To change the name or street address of the Building, subject, however, to Section 24.33 below;

(b) To install and maintain signs on the exterior and interior of the Building, subject, however, to Section 24.33 below;

(c) To prescribe the location and style of the suite number and identification sign or lettering for the Premises on any partial floors occupied by Tenant;

(d) To retain at all times pass keys to all areas within the Premises except the Secured Areas; provided, however, that Landlord shall not, except for delivery of janitorial services use such pass keys except in case of emergency, and Tenant shall not be required to provide pass keys to Secured Areas;

(e) To grant to anyone the exclusive right to conduct any business or render any service in the Building, or the nonexclusive right to use any premises in the Building for a use which is the same as or similar to the use expressly permitted to Tenant by Section 1.7 (provided, however, if Tenant timely exercises its option under Article XXX below to lease the Retail Expansion Space (as hereinafter defined), and so long as Tenant is conducting its retail banking business in the Retail Expansion Space, in no event shall Landlord allow the ATM of any entity or person other than Tenant to be installed in the Building or on the Project at any time during the Term);

(f) To (i) exhibit the Premises at reasonable hours selected by Tenant after receiving at least twenty-four (24) hours' advance notice from Landlord, provided that Tenant may require that any person examining the Premises be accompanied by an employee of Tenant at all times, and provided further that Tenant may prohibit access to the Secured Areas of the Premises and (ii) to decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant vacates or abandons the Premises;

(g) To enter the Premises at reasonable hours selected by Tenant (or referenced in Article XV hereof) after receiving at least twenty-four (24) hours' advance notice from Landlord, for reasonable purposes, including inspection and delivery of services or other service to be provided to Tenant hereunder, provided that Tenant may require that any person entering the Premises be accompanied by an employee of Tenant at all times, and provided further that Tenant may prohibit access to the Secured Areas of the Premises (provided the foregoing accompaniment requirement shall not be applicable to Landlord's delivery of janitorial services as provided in Section 15.1(c));

(h) To require all persons entering or leaving the Building during such hours as Landlord may reasonably determine from time to time to identify themselves to security personnel by registration or otherwise in accordance with security controls, and to establish their right to enter or to leave. Landlord shall not be liable in damages for any error with respect to good faith admission to or eviction or exclusion from the Building of any person. Tenant agrees to cooperate with any reasonable safety or security program developed by Landlord;

(i) Subject to Tenant's rights as provided elsewhere in this Lease, to regulate access to telephone, electrical and other utility closets in the Building;

(j) Subject to Tenant's rights as provided elsewhere in this Lease, to control access to Common Areas and other non general public areas of the Building;

(k) Provided that reasonable access to the Premises shall be maintained and the business of Tenant shall not be interfered with materially or unreasonably, and provided further that all matters described in this Section 23.1(k) shall be performed at hours reasonably approved by Tenant after reasonable advance notice and at Landlord's cost, (i) to rearrange, relocate, enlarge, reduce or change corridors, exits, entrances or other structures or facilities in or related to the Building or Common Areas, (ii) to decorate and, at its own expense, to make repairs, alterations, additions and improvements, structural or otherwise, in or to the Building or Common Areas or any part thereof, and any adjacent building, land, street or alley, including for the purpose of connection with or entrance into or use of the Building in conjunction with any adjoining or adjacent building or buildings, now existing or hereafter constructed, (iii) in connection therewith to erect scaffolding and other structures reasonably required by the character of the work to be performed, (iv) during such operations to enter upon the Premises and take into and upon or through any part of the Building, including the Premises, all materials that may be required to make such repairs, alterations, improvements or additions, and in that connection Landlord may temporarily close public entryways, other public spaces, stairways or corridors in or around the Building or Common Areas and (v) install, use, maintain, repair, replace and relocated pipes, ducts, conduits, wires and appurtenant meters and equipment above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas of the Building, all without the same constituting an eviction of Tenant in whole or in part and without abatement of Rent by reason of loss or interruption of the business of Tenant or otherwise and without in any manner rendering Landlord liable for damages or relieving Tenant from performance of Tenant's obligations under this Lease. Notwithstanding the foregoing, (x) Landlord shall perform the work described in this Section 23.1(k) in certain Operational Areas of the Premises only during the hours designated by Tenant, (y) Tenant shall have the right to require Landlord to be accompanied by an agent or employee of Tenant at all times while Landlord is working in the Operational Areas, and (z) notwithstanding anything to the contrary contained herein, in the event Tenant requires Landlord to perform the work described in this Section 23.1(k) in non-Operational Areas of the Premises at hours outside of the time period from 6:00 a.m. and 4:30 p.m. for Tenant's convenience (and not because such work would limit reasonable access to the Premises or interfere with the business of Tenant materially or unreasonably), then Tenant shall pay for the cost of overtime and any other additional expenses resulting from the hours designated by Tenant.

23.2 Use of Roof and Land. Except to the extent set forth in this Lease, Landlord specifically excepts and reserves to itself the use of any roof decks, the exterior portions of the Premises, the Building risers, all rights to the land and improvements below the improved floor level of the Premises, to the improvements and air rights above the Premises and to the improvements and air rights located outside the demising walls of the Premises and to such areas within the Premises required for installation of utility lines and other installations required to serve other occupants of the Building, including but not limited to any risers and to maintain and repair same, and no rights with respect thereto are conferred upon Tenant, unless otherwise specifically provided herein or otherwise granted by Landlord to Tenant in writing. This Lease does not grant any rights to light or air.

XXIV. MISCELLANEOUS

24.1 No Representations by Landlord. Tenant acknowledges that neither Landlord nor its Agents nor any broker has made any representation or promise with respect to the Premises, the Project, the Land or the Common Area, except as herein expressly set forth, and no rights, privileges, easements or licenses are acquired by Tenant except as herein expressly set forth.

24.2 No Partnership. Nothing contained in this Lease shall be deemed or construed to create a partnership or joint venture of or between Landlord and Tenant, or to create any other relationship between Landlord and Tenant other than that of landlord and tenant.

24.3 Brokers. Landlord recognizes Broker(s) as the sole broker(s) procuring this Lease and shall pay Broker(s) a commission therefor pursuant to a separate agreement between Broker(s) and Landlord. Landlord and Tenant each represents and warrants to the other that it has dealt with no broker, agent, finder or other person other than Broker(s) relating to this Lease. Landlord shall indemnify and hold Tenant harmless, and Tenant shall indemnify and hold Landlord harmless, from and against any and all loss, costs, damages or expenses (including, without limitation, all attorneys fees and disbursements) by reason of any claim of liability to or from any broker or person arising from or out of any breach of the indemnitor's representation and warranty.

24.4 Estoppel Certificate. Tenant shall, without charge, at any time and from time to time, within 10 business days after written request therefor by Landlord, execute, acknowledge and deliver to Landlord a written estoppel certificate in the form attached hereto as Exhibit G.

24.5 Waiver of Jury Trial. Landlord and Tenant each waive trial by jury in connection with proceedings or counterclaims brought by either of the parties against the other with respect to any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant hereunder or Tenant's use or occupancy of the Premises.

24.6 Notices. All notices and demands required or desired to be given by either party to the other with respect to this Lease or the Premises shall be in writing and shall be delivered personally, sent by overnight courier service, prepaid, or sent by United States registered or certified mail, return receipt requested, postage prepaid, and addressed as herein provided. Notices to or demands upon Tenant shall be addressed to Tenant at 9550 West Higgins Road, Suite 600, Rosemont, Illinois 60018, Attn: Thomas Paar (facsimile: 847/653-7864) with a copy to Jenner & Block LLP, 330 North Wabash Avenue, Chicago, Illinois 60611, Attn: Donald I. Resnick (facsimile: 312/840-7656). Notices to or demands upon Landlord shall be addressed to Landlord at GQ 225 Washington LLP c/o Golub & Company LLC, 625 North Michigan Avenue Suite 2000, Chicago, Illinois 60611 (facsimile: 312/440-0809), with a copy to GQ 225 Washington LLP c/o Golub & Company LLC, 625 North Michigan Avenue Suite 2000, Chicago, Illinois 60611, Attn: 225 West Washington Property Manager (facsimile: 312/782-7590). Notices and demands shall be deemed given and served (a) upon receipt or refusal, if delivered personally, (b) one (1) business day after deposit with an overnight courier service, or (c) upon receipt or refusal of receipt after deposit in the United States mails, if mailed. Either party may change its address for receipt of notices by giving notice of such change to the other party in accordance herewith. Notices and demands from Landlord to Tenant may be signed by Landlord or the managing agent for the Project or the agent of either of them.

24.7 Invalidity of Particular Provisions. If any provisions of this Lease or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and be enforced to the full extent permitted by law.

24.8 Gender and Number. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number or gender as the context may require.

24.9 Benefit and Burden. Subject to the provisions of Article IX and except as otherwise expressly provided, the provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective representatives, heirs, successors and assigns.

24.10 Entire Agreement. This Lease (which includes the Exhibits attached hereto) contains and embodies the entire agreement of the parties hereto, and no representations, inducements or agreements, oral or otherwise, between the parties not contained in this Lease shall be of any force or effect. This Lease (other than the Rules and Regulations, which may be changed from time to time as provided herein) may not be modified, changed or terminated in whole or in part in any manner other than by an agreement in writing duly signed by Landlord and Tenant.

24.11 Authority. If Tenant signs as a corporation, limited liability company or partnership, Tenant hereby represents and warrants that Tenant is duly formed, validly existing, in good standing (with respect to a corporation or limited liability company), and qualified to do business in the state in which the Project is located, that the Tenant has full power and authority to enter into this Lease and that the party signing is authorized to execute this Lease on behalf of the Tenant. Tenant further agrees that, upon request, it shall provide Landlord with a secretary's certificate in form and substance acceptable to Landlord from the secretary of said corporation or limited liability company, if applicable, certifying as to the above or, if Tenant is a partnership, it shall provide Landlord with a partnership authorization certifying as to the above in a form and substance acceptable to Landlord.

24.12 Prevailing Party. In case either party (the "Defendant") shall, without fault on its part, be made a party to any litigation commenced by a third party against the other, then such other party shall pay all costs, expenses and reasonable attorneys' fees incurred or paid by the Defendant in connection with such litigation. The losing party, which shall be the party against whom a judgment has been obtained for which appeals have expired or the party acknowledging in writing it is the losing party, shall also pay all costs, expenses and reasonable attorneys' fees that may be incurred or paid by the prevailing party in enforcing any of the losing party's covenants and agreements in this Lease. Such costs, expenses and reasonable attorney's fees shall be paid for upon demand.

24.13 Interpretation. This Lease is governed by the laws of the state in which the Project is located. Furthermore, this Lease shall not be construed against either party more or less favorably by reason of authorship or origin of language.

24.14 Limitation of Liability. It is understood and agreed expressly by and between the parties hereto, anything herein to the contrary notwithstanding, that each and all of the representations, warranties, covenants, undertakings and agreements made herein on the part of Landlord, while in form purporting to be the representations, warranties, covenants, undertakings and agreements of Landlord, are nevertheless each and every one of them made and intended, not as personal representations, warranties, covenants, undertakings and agreements by Landlord or for the purpose or with the intention of binding Landlord personally, but are made and intended for the purpose only of subjecting Landlord’s interest in the Building, the Land and the Premises and insurance and condemnation proceeds thereof to the terms of this Lease and for no other purpose whatsoever, and in case of default hereunder by Landlord (or default through, under or by any of its agents), Tenant shall look solely to the interests of Landlord in the Building and Land, and insurance and condemnation and proceeds thereof; that neither Landlord nor any of Landlord’s officers, agents, shareholders or employees shall have any personal liability to pay any indebtedness accruing hereunder or to perform any covenant, either express or implied, contained herein; and that no personal liability or personal responsibility of any sort is assumed by, nor shall at any time be asserted or enforceable against, said Landlord, individually or personally, on account of this Lease or on account of any representation, warranty, covenant, undertaking or agreement of Landlord in this Lease contained, either express or implied, all such personal liability, if any, being expressly waived and released by Tenant and by all persons claiming by, through or under Tenant.

If Tenant obtains a final judgement against Landlord and if Landlord does not satisfy such judgement, Tenant shall have the right to record a memorandum of such judgement against the Land and Building.

24.15 Time of the Essence. Time is of the essence as to Tenant's obligations contained in this Lease.

24.16 Force Majeure. Landlord and Tenant (except with respect to the payment of Rent) shall not be chargeable with, liable for, or responsible to the other for anything or in any amount for any failure to perform or delay caused by: fire; earthquake; explosion; flood; hurricane; the elements; acts of God or the public enemy; actions, restrictions, governmental authorities (permitting or inspection), governmental regulation of the sale of materials or supplies or the transportation thereof; war; invasion; insurrection; rebellion; riots; strikes or lockouts, inability to obtain necessary materials, goods, equipment, services, utilities or labor; or any other cause whether similar or dissimilar to the foregoing which is beyond the reasonable control of such party (collectively, "Events of Force Majeure"); and any such failure or delay due to said causes or any of them shall not be deemed to be a breach of or default in the performance of this Lease.

24.17 Headings. Captions and headings are for convenience of reference only.

24.18 Memorandum of Lease. Neither Landlord nor Tenant shall record this Lease nor a memorandum thereof without the written consent of the other.

24.19 Definition of Landlord. The term “Landlord” as used in this Lease means only the owner or owners at the time being of the Building so that in the event of any assignment, conveyance or sale, once or successively, of the Building, or any assignment of this Lease by Landlord, said Landlord making such sale, conveyance or assignment shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder accruing after such sale, conveyance or assignment, and Tenant agrees to look solely to such purchaser, grantee or assignee with respect thereto. This Lease shall not be affected by any such assignment, conveyance or sale, and Tenant agrees to attorn to the purchaser, grantee or assignee.

24.20 [intentionally omitted].

24.21 [intentionally omitted].

24.22 Effectiveness. The furnishing of the form of this Lease shall not constitute an offer and this Lease shall become effective upon and only upon its execution by and delivery to each party hereto.

24.23 Light, Air or View Rights. Any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to or in the vicinity of the Building and

Project shall not affect this Lease, abate any payment owed by Tenant hereunder or otherwise impose any liability on Landlord.

24.24 Special Damages. Under no circumstances whatsoever shall either Landlord or Tenant ever be liable hereunder for consequential damages or special damages; provided, however, Tenant shall remain liable for consequential and special damages pursuant to the terms of Section 21.2 above.

24.25 Counterparts. This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement.

24.26 Nondisclosure of Lease Terms. Both parties acknowledge and agree that the terms of this Lease are confidential and constitute proprietary information. Accordingly, both parties agree that they shall not intentionally or voluntarily disclose the terms and conditions of this Lease to any newspaper or other publication or any other tenant or apparent prospective tenant of the Building or the Project, without the prior written consent of the other party, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under this Lease.

24.27 Joint and Several Obligations. If more than one person or entity executes this Lease as Tenant, their execution of this Lease will constitute their covenant and agreement that: (i) each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by Tenant; and (ii) the term "Tenant" as used in this Lease means and includes each of them jointly and severally. The act of or notice from, or the signature of any one or more of them, with respect to the tenancy of this Lease, including, but not limited to the exercise of any options hereunder, will be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted.

24.28 Conference Center. So long as the conference center located in the Building is available to tenants and other users, Tenant shall be entitled to use such facility, subject to reasonable scheduling, at no charge four (4) times during each Calendar Year.

24.29 Signage. Tenant shall have the right to have Landlord install and maintain, during the Term hereof, at Tenant's expense, Tenant identification signage in the following locations ("Tenant's Signage"):

(a) in the low rise portion of the main elevator lobby; and

(b) in the elevator lobby on each floor of the Building which is fully occupied by Tenant (which initially means floors 8 and 9 of the Building).

The exact locations of Tenant's Signage in the low rise portion of the main elevator lobby shall be as depicted on Exhibit H attached hereto. The type style and size of Tenant's signage in the main elevator lobby shall be building standard. Tenant shall submit to Landlord plans and specifications relative to Tenant's Signage, which plans and specifications shall be subject to Landlord's reasonable approval. All work performed under this Section 24.29 shall comply and be performed in accordance with the requirements of this Lease including the requirements of

Article XI above. Tenant shall be responsible for complying with all applicable building codes, laws, ordinances, rules, regulations and other governmental requirements in connection with such signage permitted hereunder.

Notwithstanding anything contained herein to the contrary, in the event Tenant shall be in Default under this Lease beyond any applicable notice and cure period or if Tenant is no longer occupying all of the Premises, then at Landlord's request, Tenant shall remove all such Tenant's Signage. In any event, upon the expiration or earlier termination of this Lease, Tenant shall remove all Tenant's Signage and repair any damage caused by such Tenant's Signage or its removal. The signage rights of Tenant set forth in this Section are personal to the original named Tenant hereunder and Tenant’s Successors and Affiliates and no other party shall have the right to exercise such signage rights under this Section without the express written consent of Landlord (at Landlord's sole discretion).

24.30 Approval and Consent. Whenever this Lease provides for approval or consent by Landlord or Tenant, sole approval or consent shall not be unreasonably withheld, delayed or conditional (except as otherwise expressly provided in this Lease).

24.31 Late Payment Charge. In addition to Landlord's right to charge interest at the rate set forth in Section 1.23 hereof with respect to past due amounts owed by Tenant to Landlord pursuant to the terms of this Lease, Tenant shall pay Landlord a late payment charge equal to three percent (3%) of Basic Rent, Additional Rent payment or other amounts due hereunder which is not paid on or before ten (10) days after the date due.

24.32 Parking. In the event a public parking facility is constructed directly east of the Building, Landlord shall use its commercially reasonable efforts to work with the owner of such neighboring parking facility to provide two (2) parking spaces to Tenant and, in the event Landlord is successful in arranging for such two (2) parking spaces for Tenant, Landlord agrees to reimburse Tenant for 20% of any monthly fee paid by Tenant during the Term hereof for such parking spaces.

24.33 Competitors. Notwithstanding anything contained in this Lease to the contrary, and in particular notwithstanding Landlord’s reserved rights under Section 23.1 above, provided that Tenant is not in Default under this Lease and has not assigned this Lease or subleased all or any portion of the Premises, other than to an Affiliate or Successor, Landlord agrees that it shall not name the Building or the Project after a Competitor (as hereinafter defined) and if Landlord installs signage on the exterior or interior Common Areas of the Building for any Competitor, Landlord shall offer consistent signage rights to Tenant. As used herein, a “Competitor” shall mean a bank, savings and loan association or credit union, other than Tenant or its affiliates.

24.34 ATM Right of First Offer. Provided that Tenant is not in Default under this Lease and has not assigned this Lease or subleased all or any portion of the Premises, other than to an Affiliate or Successor, then prior to entering into any license or other agreement permitting a third party to install and operate an ATM in the Common Areas of the Building, Landlord shall first offer such right to Tenant by written notice. After Landlord gives Tenant such notice then if, within ten (10) business days after the delivery of such notice, Tenant shall give Landlord written notice that Tenant elects to negotiate a license for such ATM, Landlord shall not offer any such ATM rights to a third party for at least ten (10) business days after Tenant gives Landlord notice of its desire to negotiate a license for such ATM. If Tenant gives Landlord notice that it does not elect to negotiate a license for such ATM or if, within ten (10) business days following Landlord’s receipt of notice that Tenant desires to negotiate a license for such ATM, the parties shall fail to agree on the terms of a license therefor, Landlord may grant an ATM license or licenses to third parties on such terms and conditions as Landlord may desire.

XXV. PRE-OCCUPANCY EXPANSION

Subject to the provisions hereinafter set forth, Landlord hereby grants to Tenant the option to lease, on the terms and conditions hereinafter set forth, approximately 3,941 rentable square feet of space located on the 7th floor of the Building as identified in Exhibit I attached hereto (the "Pre-Occupancy Expansion Space").

(a) Tenant's option to lease the Pre-Occupancy Expansion Space shall be exercisable by written notice from Tenant to Landlord of Tenant's election to exercise said option given not later than March 1, 2007, time being of the essence. If Tenant's option is not so exercised, said option shall thereupon terminate and Tenant shall not thereafter have any right to lease the Pre-Occupancy Expansion Space pursuant to this Article XXV.

(b) Tenant may only exercise the pre-occupancy expansion option, and an exercise thereof shall only be effective, if at the time of Tenant's exercise of said option and on the Commencement Date, this Lease is in full force and effect, Tenant is not in Default under this Lease, and (inasmuch as said option is intended only for the benefit of the original Tenant named in this Lease), the original Tenant has not assigned this Lease or sublet all or any portion of the Premises (except to a Successor or Affiliate). Without limitation of the foregoing, no sublessee or assignee shall be entitled to exercise said option under this Article XXV, and no exercise of said option by the original Tenant named herein shall be effective, in the event said Tenant assigns this Lease or subleases all or any portion of the Premises.

(c) If Tenant has validly exercised its option to lease the Pre-Occupancy Expansion Space, then the Pre-Occupancy Expansion Space shall be included as part of the Premises for all purposes hereof, subject to all of the terms, conditions and provisions of this Lease. Without limitation of the foregoing:

(i) Basic Rent per Rentable Square Foot for the Pre-Occupancy Expansion Space shall be at the same respective rates from time to time as Basic Rent for the initial Premises;

(ii) the Rentable Square Feet of the Premises shall be increased by the Rentable Square Feet of the Pre-Occupancy Expansion Space and Tenant's Proportionate Share shall be increased accordingly;

(iii) the term of the demise covering the applicable Pre-Occupancy Expansion Space shall commence on the Commencement Date and shall expire simultaneously with the expiration or earlier termination of the Term of this Lease, including any extension or renewal thereof; and

(iv) the terms of the Work Letter shall apply to the applicable Pre-Occupancy Expansion Space, except that the Work Allowance (as defined in the Work Letter) shall be $80.00 per Rentable Square Foot of the Pre-Occupancy Expansion Space.

(d) If Tenant has validly exercised its option to lease the Pre-Occupancy Expansion Space, within thirty (30) days after request by either party hereto Landlord and Tenant shall enter into a written amendment to this Lease confirming the terms, conditions and provisions applicable to the Pre-Occupancy Expansion Space being leased by Tenant as determined in accordance herewith.

XXVI. RIGHT OF FIRST OPPORTUNITY

26.1 Subject to the existing tenants' rights identified on Exhibit J attached hereto ("Existing Rights"), provided Tenant is not in Default as of the date Tenant notifies Landlord of its desire to exercise a Right of First Opportunity (as defined below), Tenant shall have a right of first opportunity prior to Landlord's lease of the Right of First Opportunity Premises (defined below) to a third party through the end of the Term, as same may be extended, pursuant to the terms of Article XXVI hereof ("Right of First Opportunity") to lease (a) any retail space located in the Building, as the same may exist from time to time, or (b) any space contiguous to the Premises on the 7th and/or 10th floors (either, the "Right of First Opportunity Premises"), subject to the terms and conditions hereof. Notwithstanding the foregoing, the Right of First Opportunity shall not apply to any lease, the term of which is to commence within the last six (6) months of the Term of this Lease, as the same may be extended. Landlord shall, prior to Landlord's lease of any of the Right of First Opportunity Premises, notify Tenant, in writing ("Landlord's Notice") (i) as to the date in the future ("Availability Date") when such Right of First Opportunity Premises shall be available to Tenant, (ii) Landlord's determination of the Expansion Prevailing Market Rate as defined below ("Landlord's Notice"), (iii) any allowances or rent concessions being offered by Landlord with respect to the Right of First Opportunity Premises, (iv) and the base year, if other than a full pass through for Operating Expenses and Taxes applicable to the Right of First Opportunity Premises. In the event that Tenant disagrees with Landlord’s determination of Expansion Prevailing Market Rate, then, at Tenant’s election, the parties shall determine Expansion Prevailing Market Rate in accordance with the provisions of Article XXVII (f) (except the first sentence thereof) and Article XXVII (g). Tenant must notify Landlord, in writing, within twenty (20) days immediately following Tenant's receipt of Landlord's Notice of Tenant's desire to exercise its Right of First Opportunity with respect to that portion of the Right of First Opportunity Premises designated in Landlord's Notice ("Designated Space"). Tenant's Right of First Opportunity must be exercised as to one hundred percent (100%) of the Designated Space upon the terms set forth in Landlord's notice. If Tenant does not notify Landlord of its election to exercise its Right of First Opportunity with respect to the Designated Space within said twenty (20) day period, then, in such case, Tenant shall be deemed to have elected not to exercise its Right of First Opportunity with respect to the Designated Space and shall be deemed to have waived its Right of First Opportunity with respect to such

Designated Space. Notwithstanding the foregoing, in the event the Designated Space is not leased to a third party at greater than or equal to ninety-five percent (95%) of the Expansion Prevailing Market Rate proposed in Landlord's Notice on or before two hundred seventy (270) days after the date of Landlord's Notice, Tenant's Right of First Opportunity with respect to the Designated Space shall be deemed reinstated. In such event, Landlord shall notify Tenant of the reinstatement of Tenant's Right of First Opportunity with respect to the Designated Space ("Reinstatement Notice"). Tenant shall have ten (10) days after receipt of the Reinstatement Notice to advise Landlord of its election to exercise its Right of First Opportunity. If Tenant does not notify Landlord of its election to exercise its Right of First Opportunity with respect to the Designated Space within said ten (10) day period, then, in such case, Tenant shall be deemed to have elected not to exercise its Right of First Opportunity with respect to the Designated Space and shall be deemed to have waived its Right of First Opportunity with respect to such Designated Space. If Tenant elects to exercise its Right of First Opportunity and so notifies Landlord of same within the aforesaid time periods, then, in such case, Tenant shall lease the Designated Space as of the Availability Date on the same terms and conditions contained in Landlord's Notice except (i) Basic Rent for the Designated Space shall be the then Expansion Prevailing Market Rate as set forth in Landlord's Notice or as determined pursuant to Article XXVII(f) and (g) below, (ii) the term "Premises" for all purposes of the Lease shall include the Designated Space, (iii) the numerator of Tenant's Proportionate Share shall increase by the amount of the rentable area contained within the Designated Space, (iv) the Designated Space shall (a) to the extent unimproved be delivered to Tenant in the then as-is condition with an allowance, if any, specified in Landlord's Notice (prorated to the extent the Term remaining herein is less than that set forth in Landlord's Notice) and (iv) the term applicable to the Designated Space shall be the balance of the Term as of the date Landlord delivers the Designated Space to Tenant set forth in Landlord's' Notice ("Designated Space Possession Date").

26.2 For purposes hereof, "Expansion Prevailing Market Rate" shall mean the prevailing market rate per square foot of rentable area under expansion leases and amendments for terms commencing on or about the pertinent commencement date of the lease of the Designated Space for space in the Building and in comparable buildings comparable to the Designated Space being leased. The Expansion Prevailing Market Rate shall include any prevailing increases to rent such as percentage or fixed increases or increases based on an index. The determination of Expansion Prevailing Market Rate shall take into account any material economic differences between the terms of the lease of the Designated Space pursuant to this Section and any comparison lease, such as rent abatements, construction costs, moving allowances, tenant improvement allowances, free construction build-out periods and other concessions, and the manner thereunder, if any, in which Landlord is reimbursed for operating expenses and taxes. Prevailing market terms such as rent abatements, construction costs, moving allowances, tenant improvement allowances, free construction build-out periods and other concessions, if any, shall, at the option of Landlord, be provided to Tenant in kind. If not provided in kind, such terms shall be reflected in the Expansion Prevailing Market Rate.

26.3 Any termination of the Lease or of Tenant's right to possession, any assignment of the Lease (other than to an Affiliate or Successor), or any subletting of all or any portion of the Premises (other than to an Affiliate or Successor) shall automatically terminate the Right of First Opportunity. It shall be a condition to Tenant's right to exercise the Right of First Opportunity that Tenant shall be occupying, solely for its own use, all space in the Building then subject to this Lease.

26.4 For purposes of this Article, the term "Offer Period" shall mean the Term and any further extensions and renewals of the Term of the Lease; provided, however, that the Offer Period shall not include the last twenty-four (24) months of the Term of the Lease as it may have been extended or renewed; provided further, however, this Offer Period shall not include the twenty-four (24) month period immediately prior to the Termination Date (as herein defined) unless and until the Cancellation Option is waived or has expired. In addition, if the Effective Date for any Designated Space would be during the period beginning three (3) years prior to the expiration of the Term of this Lease as it may have been extended or renewed and two (2) years prior to the expiration of the Term of this Lease as it may have been extended or renewed, then, notwithstanding anything to the contrary contained herein, Tenant may only exercise its right to lease such Designated Space if (i) Tenant simultaneously exercises an option under Article XXVIII below to extend the Term of the Lease and (ii) Tenant is then entitled, pursuant to the terms of Article XXVIII, to exercise such option.

XXVII. EXPANSION OPTIONS

Provided that on the date of Tenant's exercise of the applicable Expansion Option (as hereinafter defined) and on the applicable Expansion Space Commencement Date (as hereinafter defined) (i) this Lease is in full force and effect and (ii) no Default by Tenant is in existence, Tenant shall have two (2) options to lease additional space in the Building (each an "Expansion Option" and collectively the "Expansion Options") pursuant to this Lease on the terms and conditions set forth in this Article.

(a) Each of Tenant's two (2) Expansion Options shall be exercisable by written notice from Tenant to Landlord of Tenant's election to exercise said Expansion Option given not later than the applicable latest exercise date designated below, time being of the essence:

EXPANSION OPTION	LATEST EXERCISE DATE
1	January 1, 2010
2	February 1, 2015

(b) If Tenant's right as to either of the Expansion Options described above is not so exercised on or before the applicable latest exercise date described above, such applicable Expansion Option shall thereupon terminate.

(c) Landlord shall determine the amount of Expansion Space to be made available for lease by Tenant and the applicable Expansion Space Commencement Date, subject to the following conditions:

EXPANSION OPTION	RENTABLE AREA OF EXPANSION SPACE	WINDOW PERIOD FOR EXPANSION SPACE COMMENCEMENT DATE
1	not less than 5,000 square feet and not more than 10,000 square feet	no sooner than December 1, 2011, and no later than April 30, 2012

2	not less than 5,000 square feet and not more than 10,000 square feet	no sooner than January 1, 2016 and no later than March 31, 2017

(d) The designated Expansion Space shall be located on any of floors 2 through 16, inclusive, of the Building. Notwithstanding the foregoing, if Suite 700 of the Building (which consists of approximately 14,000 Rentable Square Feet on the 7th floor of the Building) is available during the window period for the second Expansion Option, Landlord shall designate said Suite 700 as the Expansion Space for the second Expansion Option and the Expansion Space Commencement Date with respect to said Suite 700 shall be June 1, 2016. Landlord shall give Tenant written notice of the size and location of the applicable Expansion Space and the applicable Expansion Space Commencement Date no later than sixty (60) days following receipt of Tenant's exercise notice; provided, however, that notwithstanding the forgoing, Landlord shall not be obligated to provide written notice designating the Expansion Space or Expansion Space Commencement Date sooner than February 28, 2010, with respect to the first Expansion Option and March 31, 2015, with respect to the second Expansion Option.

(e) The Basic Rent per square foot of Rentable Area to be paid under this Lease for the applicable Expansion Space shall be the Expansion Prevailing Market Rate (as determined pursuant to Article XXVI above) and as of the applicable Expansion Space Commencement Date for the applicable Expansion Space. Tenant's Proportionate Share shall be increased as of each applicable Expansion Space Commencement Date to reflect the number of Rentable Square Feet of the applicable Expansion Space. Expansion Space shall be tendered to Tenant in an "as is" condition and Landlord shall have no obligation to alter, remodel, decorate or improve Expansion Space (or to pay for any such work).

(f) Within sixty (60) days after receipt of Tenant's notice of exercise of the Expansion Option, Landlord shall advise Tenant of the applicable Expansion Prevailing Market Rate for the applicable Expansion Space. Tenant, within fifteen (15) days after the date on which Landlord advises Tenant of the applicable Expansion Prevailing Market Rate for the applicable Expansion Space, may provide Landlord with written notice of rejection of such Expansion Prevailing Market Rate (the "Expansion Rejection Notice"). If Tenant fails to provide Landlord with an Expansion Rejection Notice within such fifteen (15) day period, Tenant shall be deemed to have accepted the Expansion Prevailing Market Rate set forth in Landlord's notice of the Expansion Prevailing Market Rate. If Tenant provides Landlord with an Expansion Rejection Notice, Landlord and Tenant shall work together in good faith during the fifteen (15) day period following Tenant's delivery of the Expansion Rejection Notice to agree upon the Expansion

Prevailing Market Rate. If Landlord and Tenant fail to agree upon the Expansion Prevailing Market Rate within fifteen (15) days after Tenant delivers an Expansion Rejection Notice, then Tenant may elect, by giving notice (the "Expansion Arbitration Notice") to Landlord within five (5) business days after the end of such fifteen (15) day period, to have the Expansion Prevailing Market Rate determined pursuant to Section (g) below. If Tenant fails to provide Landlord with an Expansion Arbitration Notice within such five (5) business day period, Tenant shall be deemed to have accepted the Expansion Prevailing Market Rate set forth in Landlord's notice of the Expansion Prevailing Market Rate.

(g) If the Expansion Prevailing Market Rate is to be determined pursuant to this Section, then Landlord and Tenant shall attempt to agree, in good faith, upon a single broker not later than five (5) days following the giving of the Expansion Arbitration Notice who shall determine the Expansion Prevailing Market Rate. If Landlord and Tenant are unable to agree upon a single broker within such time period, then Landlord and Tenant shall each appoint one broker not later than ten (10) days following the giving of the Expansion Arbitration Notice. Not later than fifteen (15) days following the giving of the Expansion Arbitration Notice, the two appointed brokers shall appoint a third broker. If either Landlord or Tenant fails to appoint a broker within the prescribed time period, the single broker appointed shall determine the Expansion Prevailing Market Rate. If both parties fail to appoint brokers within the prescribed time periods, then the first broker thereafter selected by a party shall determine the Expansion Prevailing Market Rate. If a single broker is chosen, then such broker shall determine the Expansion Prevailing Market Rate. Otherwise, the Expansion Prevailing Market Rate shall be the arithmetic average of two (2) of the three (3) appraisals which are the closest in amount, and the third appraisal shall be disregarded. Landlord and Tenant shall instruct the brokers to complete their determination of the Expansion Prevailing Market Rate not later than thirty (30) days following the giving of the Expansion Arbitration Notice. Each party shall bear the costs of its own broker, and the parties shall share equally the cost of the single or third broker if applicable. Each broker shall have at least ten (10) years' experience in the leasing of commercial office buildings (or, in the case of any retail space with respect to which Expansion Prevailing Market Rent is being determined, ten (10) years’ experience in the leasing of retail space located in commercial office buildings) in the submarket in which the Building is located and shall be a licensed real estate broker.

(h) Any termination of this Lease or of Tenant's right to possession, any assignment of the Lease (other than to an Affiliate or Successor), or any subletting of all or any part of the Premises (other than to an Affiliate or Successor) shall automatically terminate the Expansion Options. It shall be a condition to Tenant's right to exercise an Expansion Option that Tenant shall be occupying, solely for its own use, all space in the Building then subject to this Lease.

(i) If Tenant is entitled to and properly exercises the Expansion Option, Landlord shall prepare an amendment (the "Expansion Amendment") to the Lease to reflect the terms of the lease of the applicable Expansion Space. However, an otherwise valid exercise of the Expansion Option shall, at Landlord's option, be fully effective whether or not the Expansion Amendment is executed.

XXVIII. RENEWAL OPTIONS

28.1 Tenant shall have the following rights to extend the Term of the Lease:

(i) the option (the "First Renewal Option") to extend the Term for one (1) additional period of five (5) years (the "First Renewal Term") commencing on the day next following the Expiration Date and ending on the day preceding the fifth (5th) anniversary of the date on which the First Renewal Term commences; and

(ii) the option (the "Second Renewal Option") to extend the Term for one (1) additional period of five (5) years (the "Second Renewal Term") commencing on the day next following the date on which the First Renewal Term expires and ending on the day preceding the fifth (5th) anniversary of the date on which the Second Renewal Term commences (the First Renewal Option and the Second Renewal Option are herein sometimes individually referred to as a "Renewal Option" and are together referred to as the "Renewal Options"; and the First Renewal Term and the Second Renewal Term are herein sometimes individually referred to as a "Renewal Term" and are together referred to as the "Renewal Terms");

if, in each case:

(a) Landlord receives notice of exercise (a "Renewal Notice") not more than eighteen (18) months and not less than twelve (12) months prior to the Expiration Date, in the case of the First Renewal Option, and not more than eighteen (18) months and not less than twelve (12) months prior to the expiration of the First Renewal Term, in the case of the Second Renewal Option;

(b) the Lease shall be in full force and effect and there shall be no Default in existence at the time Tenant delivers the pertinent Renewal Notice, at the time Tenant delivers the pertinent Renewal Binding Notice (as hereinafter defined), or on the date on which the pertinent Renewal Term will commence;

(c) no part of the Premises is sublet on the date that Tenant delivers the pertinent Renewal Notice or on the date Tenant delivers the pertinent Renewal Binding Notice (other than to an Affiliate or Successor);

(d) the Lease has not been assigned prior to the date that Tenant delivers the pertinent Renewal Notice or prior to the date Tenant delivers the pertinent Renewal Binding Notice (other than to an Affiliate or Successor); and

(e) Tenant executes and returns the pertinent Renewal Amendment (as hereinafter defined) within thirty (30) days after its submission to Tenant;

and if, in the case of the Second Renewal Option, Tenant has validly exercised the First Renewal Option.

28.2 Any extension of the Term of the Lease pursuant to a Renewal Option shall be an extension of the Term with respect to all space in the Building then subject to this Lease and all references in this Article XXVIII to the "Premises" is a reference to all of such space.

(i) The Basic Rent rental rate per square foot of Rentable Area of the Premises during each Renewal Term shall equal to 95% of the Renewal Prevailing Market Rate (as hereinafter defined) per square foot of Rentable Area of the Premises for such Renewal Term.

(ii) Within thirty (30) days after receipt of a Tenant's Renewal Notice, Landlord shall advise Tenant of the applicable Basic Rent rental rate for the Premises for the pertinent Renewal Term. Tenant, within fifteen (15) days after the date on which Landlord advises Tenant of the applicable Basic Rent rental rate for such Renewal Term, shall either (i) give Landlord final binding written notice ("Renewal Binding Notice") of Tenant's exercise of the pertinent Renewal Option or (ii) if Tenant reasonably disagrees with Landlord's determination of the Renewal Prevailing Market Rate, provide Landlord with written notice of rejection (the "Renewal Rejection Notice"). If Tenant fails to provide Landlord with either a Renewal Binding Notice or Renewal Rejection Notice within such fifteen (15) day period, the pertinent Renewal Option and the succeeding Renewal Option, if any, shall be null and void and of no further force and effect. If Tenant provides Landlord with a Renewal Binding Notice, Landlord and Tenant shall enter into the pertinent Renewal Amendment upon the terms and conditions set forth herein. If Tenant provides Landlord with a Renewal Rejection Notice, Landlord and Tenant shall work together in good faith during the fifteen (15) day period following Tenant's delivery of the Renewal Rejection Notice to agree upon the Renewal Prevailing Market Rate for the Premises during the pertinent Renewal Term. Upon agreement, Tenant shall provide Landlord with a Renewal Binding Notice and Landlord and Tenant shall enter into a Renewal Amendment in accordance with the terms and conditions hereof. If Landlord and Tenant fail to agree upon the Renewal Prevailing Market Rate within fifteen (15) days after Tenant delivers a Renewal Rejection Notice, then either Landlord or Tenant may elect, by giving notice (the "Renewal Arbitration Notice") to the other within five (5) business days after the end of such fifteen (15) day period, to have the Renewal Prevailing Market Rate determined pursuant to Section 28.2(iii) of this Article XXVIII. If neither so elects, the Renewal Option shall be null and void and of no further force and effect.

(iii) If either Landlord or Tenant elects to have the Renewal Prevailing Market Rate determined pursuant to this Section, then Landlord and Tenant shall attempt to agree, in good faith, upon a single broker not later than ten (10) days following the giving of the Renewal Arbitration Notice who shall determine the Renewal Prevailing Market Rate for the Premises. If Landlord and Tenant are unable to agree upon a single broker within such time period, then Landlord and Tenant shall each appoint one broker not later than ten (10) days following the giving of the Renewal Arbitration Notice. Not later than fifteen (15) days following the giving of the Renewal Arbitration Notice, the two appointed brokers shall appoint a third broker. If either Landlord or Tenant fails to appoint a broker within the prescribed time period, the single broker appointed shall determine the Renewal Prevailing Market Rate. If both parties fail to appoint brokers within the prescribed time periods, then the first broker thereafter selected by a party shall determine the Renewal Prevailing Market Rate. If a single broker is chosen, then such broker shall determine the Renewal Prevailing Market Rate applicable to the Premises. Otherwise, the Renewal Prevailing Market Rate shall be the arithmetic average of two (2) of the three (3) appraisals which are the closest in amount, and the third appraisal shall be disregarded. Landlord and Tenant shall instruct the brokers to complete their determination of the Renewal Prevailing Market Rate not later than thirty (30) days following the giving of the Renewal Arbitration Notice. Each party shall bear the costs of its own broker, and the parties shall share equally the cost of the single or third broker if applicable. Each broker shall have at least ten (10) years' experience in the leasing of commercial office buildings in the submarket in which the Building is located and shall be a licensed real estate broker.

(iv) If Tenant is entitled to and properly exercises a Renewal Option, Landlord shall prepare an amendment (the "Renewal Amendment") to this Lease to reflect changes in the Basic Rent and other appropriate terms for the related Renewal Term (including specifically the increase of Tenant's Proportionate Share). An otherwise valid exercise of a Renewal Option shall, at Landlord's option, be fully effective whether or not the related Renewal Amendment is executed.

(v) For purposes hereof, "Renewal Prevailing Market Rate" shall mean the prevailing market rate per square foot of rentable area under renewal leases and amendments for terms commencing on or about the date on which the Renewal Term will commence for space in the Building and in comparable buildings which is comparable to the Premises. The Renewal Prevailing Market Rate shall include any prevailing increases to rent such as percentage or fixed increases or increases based on an index. The determination of Renewal Prevailing Market Rate shall take into account any material economic differences between the terms of the Lease and any comparison lease, such as rent abatements, construction costs, moving allowances, tenant improvement allowances, agreements to assume other leases of space that a potential tenant is vacating, free construction build-out periods and other concessions, and the manner thereunder, if any, in which Landlord is reimbursed for operating expenses and taxes. Prevailing market terms such as construction costs and other concessions, if any, shall, at the option of Landlord, be provided to Tenant in kind. If not provided in kind, such terms shall be reflected in the Renewal Prevailing Market Rate.

XXIX. CANCELLATION OPTION.

(a) Provided that Tenant is not in Default hereunder, Tenant shall have the option to cancel and terminate this Lease (the "Cancellation Option") effective as of December 31, 2014 ("Termination Date"). The Cancellation Option may be exercised by written notice ("Cancellation Notice") given by Tenant to Landlord no later than December 31, 2013, time being of the essence.

(b) If Tenant exercises the Cancellation Option, Tenant shall pay to Landlord a fee (the "Termination Fee"), determined as hereinafter provided. The Termination Fee shall be the sum of the unamortized costs of the tenant improvement allowance, gross rent (including Basic Rent,

Operating Expense Rental and Real Estate Tax Rental) abatement and brokerage commissions for the entire Premises amortized with interest at 8% on a straight-line basis over the Term (or the applicable portion of the Term with respect to any space added to the Premises after the date hereof). Twenty-Five percent (25%) of the Termination Fee shall be payable upon the given of the Cancellation Notice, with the remaining balance payable sixty (60) days prior to the Termination Date.

(c) If Tenant exercises the Cancellation Option, this Lease shall terminate as though it had expired by lapse of time and Tenant shall return the Premises to Landlord on the Termination Date in accordance with the requirements of this Lease.

XXX. RETAIL PREMISES EXPANSION

Subject to the provisions hereinafter set forth, Landlord hereby grants to Tenant the option to lease, on the terms and conditions hereinafter set forth, approximately 434 rentable square feet of space located on the 1st floor of the Building as identified in Exhibit K attached hereto (the "Retail Expansion Space").

(a) Tenant's option to lease the Rental Expansion Space shall be exercisable by written notice from Tenant to Landlord of Tenant's election to exercise said option given not later than January 1, 2009, time being of the essence. If Tenant's option is not so exercised, said option shall thereupon terminate and Tenant shall not thereafter have any right to lease the Retail Expansion Space pursuant to this Article XXX.

(b) Tenant may only exercise the retail expansion option, and an exercise thereof shall only be effective, if at the time of Tenant's exercise of said option and on the commencement date with respect to such space, this Lease is in full force and effect, Tenant is not in Default under this Lease, and (inasmuch as said option is intended only for the benefit of the original Tenant named in this Lease) the original Tenant has not assigned this Lease or sublet all or any portion of the Premises (other than to an Affiliate or Successor). Without limitation of the foregoing, no sublessee or assignee shall be entitled to exercise said option under this Article XXX, and no exercise of said option by the original Tenant named herein shall be effective, in the event said Tenant assigns this Lease or subleases all or any portion of the Premises other than to an Affiliate or Successor.

(c) If Tenant has validly exercised its option to lease the Retail Expansion Space, then the Retail Expansion Space shall be included as part of the Premises for all purposes hereof, subject to all of the terms, conditions and provisions of this Lease. Without limitation of the foregoing:

(i) Basic Rent for the Retail Expansion Space shall be $60.00 per rentable square foot per year increasing by 2% on each anniversary of the such commencement date on a cumulative, compound basis;

(ii) the Rentable Square Feet of the Premises shall be increased by the Rentable Square Feet of the Retail Expansion Space and Tenant's Proportionate Share shall be increased accordingly;

(iii) the term of the demise covering the applicable Retail Expansion Space shall commence on March 1, 2010, and shall expire simultaneously with the expiration or earlier termination of the Term of this Lease, including any extension or renewal thereof;

(iv) Tenant’s obligation to pay any Rent, Taxes or Operating Expenses with respect to the Retail Expansion Space shall commence on September 1, 2010;

(v) the terms of the Work Letter shall apply to the Retail Expansion Space, except that the Work Allowance (as defined in the Work Letter) shall be $60.00 per Rentable Square Foot of the Retail Expansion Space; and

(vi) Tenant shall be entitled to install (1) exterior signage on the southwest corner of the Building, and (2) lobby signage directly above the entrance of the Retail Expansion Space as such signage and its location is depicted on Exhibit L attached hereto, subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed, and which approval shall be deemed given in the event that Landlord fails to respond to a request for approval on or before ten (10) days after receiving the same. Tenant shall be responsible, at its sole cost and expense, for installing and maintaining such signage, and Tenant shall remove such signage upon the expiration or termination of this Lease, and repair all damage caused by such removal.

(d) If Tenant has validly exercised its option to lease the Retail Expansion Space, within thirty (30) days after request by either party hereto Landlord and Tenant shall enter into a written amendment to this Lease confirming the terms, conditions and provisions applicable to the Retail Expansion Space being leased by Tenant as determined in accordance herewith.

[signatures on following page]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the Date of Lease.

LANDLORD:

GQ 225 WASHINGTON, LLP, a Delaware limited liability partnership

By:	Golub 225 Investors, LLC, an Illinois limited liability company, Managing Partner

	By:	Golub Real Estate Corp., an Illinois corporation, its Manager

		By:	/s/ LEE GOLUB
		Name:	Lee Golub
		Title:	Executive Vice President

TENANT:

COLE TAYLOR BANK, an Illinois banking corporation

By:	/s/ BRUCE W TAYLOR
Name:	Bruce W Taylor
Title:	President and Chief Executive Officer

The following Exhibits to the 225 West Washington Office Lease have been omitted. The Company agrees to supplementally furnish these Exhibits to the Securities and Exchange Commission upon request.

LIST OF EXHIBITS

Exhibit A-1	Plan Showing Premises
Exhibit A-2	Legal Description of Land
Exhibit B	Work Agreement
Exhibit C	Excluded Expenses
Exhibit D	Janitorial Specifications
Exhibit E	Rules and Regulations
Exhibit F	SNDA Form
Exhibit G	Estoppel Form
Exhibit H	Elevator Lobby Signage
Exhibit I	Pre-Occupancy Expansion Space
Exhibit J	Existing Rights
Exhibit K	Retail Expansion Space
Exhibit L	Retail Expansion Space Signage

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